Exhibit 10.12

Execution Version

CONTRIBUTION AGREEMENT

BY AND AMONG

PROFICIENT AUTO LOGISTICS, INC.,
as Purchaser,

PROFICIENT AUTO TRANSPORT, INC.,
as the Company,

THE SHAREHOLDERS IDENTIFIED HEREIN,
as Shareholders,

and

BOCF, LLC,
as the Shareholders Representative,

Dated as of December 21, 2023

i

Table of Contents

(continued)

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Table of Contents

(continued)

iii

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT is made as of December 21, 2023, by and among Proficient Auto Logistics, Inc., a Delaware corporation (“Purchaser”), Proficient Auto Transport, Inc. (formerly known as Proficient Auto, Inc.), a Florida corporation (the “Company”), the Shareholders identified on Schedule A hereto (individually, a “Shareholder”, and collectively, the “Shareholders”), and BOCF, LLC, a Delaware limited liability company, solely in its capacity as the initial Shareholders Representative (the “Shareholders Representative”).

Each of Purchaser, the Shareholders, and the Company are sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Certain capitalized terms used in this Agreement have the meanings set forth in Annex I.

PRELIMINARY STATEMENTS

A. The Shareholders directly own beneficially and of record all of the issued and outstanding shares of common stock and Series A Preferred Stock of the Company to be conveyed under this Agreement (the “Shares” and each a “Share”), in each case, when combined with the shares of common stock and Series A Preferred Stock of the Company to be conveyed under the Stock Purchase Agreement, and in the amounts set forth opposite their names on Schedule A hereto, which constitute all of the issued and outstanding Equity Interests of the Company.

B. The Shareholders desire to contribute to Purchaser twenty-five percent (25%) of the Shares (the “Contributed Equity Interests”), in exchange for the Consideration.

C. It is intended that the contribution of the Contributed Equity Interests by Shareholders to Purchaser shall be treated as a contribution pursuant to Section 351(a) of the Code, for U.S. federal income Tax purposes and, as applicable, state and local income Tax purposes.

D. Concurrently with this Agreement, Purchaser and/or one of its Subsidiaries is entering into certain agreements (the “Combination Agreements”) for the combination of or the purchase of the equity interests of several companies (each a “Combining Company” and collectively, the “Combining Companies”), engaged in the business of auto transportation by truck (collectively, the “Combined Business”), in exchange for cash and / or shares of Purchaser Common Stock (as defined below) (the “Combined Consideration”). The Company and its Subsidiary are collectively engaged, directly or indirectly, in the Combined Business (the business operated by each of them, a “Business”).

E. Concurrently with the closing of an underwritten initial public offering (“IPO”) of shares of Purchaser common stock (“Purchaser Common Stock”) and as part of a single transaction that includes the IPO, the shareholders or other equity interest holders of each Combining Company will transfer to Purchaser and / or one or more Purchaser’s Subsidiaries, in exchange for the applicable Combined Consideration, all of the capital stock of or other equity interests in certain of the Combining Companies (such transactions, together with the IPO, the transaction contemplated under this Agreement and the other Related Agreements (the “Transactions”), the “Combination Transactions”).

F. The contemplated IPO and Combination Transactions will be described in a registration statement on Form S-1 that Purchaser will file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act, to be declared effective by the SEC prior to the commencement of sales of Purchaser Common Stock in the IPO (the “Registration Statement”).

G. Purchaser expects to file the Registration Statement with the SEC as promptly as practicable following the completion of an audit of the financial statements of the Company and the other Combining Companies.

H. The board of directors of the Company has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions, and (b) resolved to recommend the approval and adoption of this Agreement and the Transactions by the Shareholders.

I. Unless otherwise expressly provided in this Agreement, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Annex I.

J. In connection with the Transactions, Purchaser and the Shareholders have entered into the Lock-Up Agreements.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I
CONTRIBUTION of the CONTRIBUTED EQUITY Interests; CLOSING

Section 1.1 Contribution of the Contributed Equity Interests. On the terms and subject to the conditions contained in this Agreement, at the Closing, the Shareholders shall contribute to Purchaser, and Purchaser shall receive from the Shareholders, all of the Shareholders’ right, title, and interest in and to the Contributed Equity Interests, free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws), in exchange for the Consideration, as it may be adjusted pursuant to ARTICLE II.

Section 1.2 Closing. The consummation of the Transactions (the “Closing”) shall take place concurrently with the closing of the IPO. The Closing shall occur by conference call among the Parties and by the mutual exchange of signature pages delivered by email on the date that is two (2) Business Days after the date on which each of the conditions set forth in ARTICLE VIII has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions), or at such other place and at such other time as Purchaser and the Company may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Directors and Officers of Purchaser. From and after the Effective Time, Randy Beggs and Steve Lux will be appointed to the board of directors of Purchaser as a board member.

Section 1.4 Payments by Purchaser. Subject to Section 10.12, the Escrow Shares shall be delivered by Purchaser to the Escrow Agent and held for a term of twelve (12) months to secure the indemnification obligations of Shareholders under this Agreement. At the Closing, Purchaser shall:

(a) provide evidence in form and substance reasonably satisfactory to the Shareholders Representative of the issuance of, in the form of Book-Entry Shares, the number of shares of Purchaser Common Stock equal to the Consideration minus the Escrow Shares, to the Shareholders and other recipients, in each case in accordance with the Distribution Schedule set forth on Schedule 1.4(a) (the “Distribution Schedule”); and

(b) pay cash to the applicable Shareholders in lieu of any fractional share of Purchaser Common Stock that such Shareholders have the right to receive pursuant to Section 2.2, in accordance with the Distribution Schedule.

Section 1.5 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to the Company each of the following, as applicable:

(a) each Related Agreement to which Purchaser is a party, executed by Purchaser;

(b) a certificate, dated as of the Closing Date and executed by an officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(c) a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of Purchaser, certifying as to (i) the resolutions approved by the board of directors (or similar governing body) of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the Transactions and (ii) the names and signatures of the officers of Purchaser authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by Purchaser under this Agreement and its Related Agreements;

(d) a certificate of good standing of Purchaser, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware; and

(e) such other deliverables, certificates and documents as otherwise required by this Agreement or as the Shareholders Representative may reasonably request in order to effect the Transactions.

Section 1.6 Deliveries by the Company and the Shareholders. Unless otherwise stated below, at or prior to the Closing, the Company and the Shareholders shall deliver, or cause to be delivered, to Purchaser each of the following:

(a) the stock certificate(s) evidencing the Contributed Equity Interests, endorsed in blank by each Shareholder or accompanied by a stock power or other instrument of transfer executed in blank by each Shareholder;

(b) each Related Agreement to which each Shareholder or the Company, as applicable, is a party to, executed by such applicable Party;

(c) a certificate of active status of the Company, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Florida;

(d) a properly completed and executed IRS Form W-9 from each Shareholder dated as of the Closing Date;

(e) letters of resignation from each individual requested by Purchaser pursuant to Section 6.11;

(f) the written Consents set forth on Schedule 1.6(f), in each case in form and substance reasonably satisfactory to Purchaser;

(g) a completed Distribution Schedule as set forth on Schedule 1.4(a);

(h) documentation, in form and substance reasonably satisfactory to Purchaser, evidencing the termination, in accordance with Section 6.10, of all intercompany Contracts and relationships and the release of the Company from all Liability thereunder;

(i) documentation, in form and substance reasonably satisfactory to Purchaser, evidencing the Company’s ownership of the Internet domain names and social media accounts and handles set forth on Schedule 3.9(a)(i);

(j) documentation, in form and substance reasonably satisfactory to Purchaser, evidencing the termination of and release and waiver of claims with respect to the Phantom Stock Agreement and the bonus arrangement for the Persons set forth on Schedule 1.6(j);

(k) a certificate, dated as of the Closing Date and executed by an officer of the Company, certifying as to the satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b), and Section 8.2(c);

(l) a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of the Company, certifying as to (i) no amendments to the articles of incorporation of the Company since the date of the certification referenced in a copy of the articles of incorporation of the Company, certified as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Florida, to be attached to such certificate as an exhibit, (ii) the bylaws of the Company, (iii) the resolutions approved by the board of directors (or similar governing body) of the Company authorizing the execution, delivery, and performance by the Company of this Agreement and its Related Agreements and the consummation by the Company of the Transactions, (iv) the resolutions approved by the Shareholders in accordance with applicable Law, authorizing the execution, delivery, and performance by the Company of this Agreement and its Related Agreements and the consummation by the Company of the Transactions and (v) the names and signatures of the officers of the Company authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by the Company under this Agreement and its Related Agreements; and

(m) such other documents, certificates, or instruments as Purchaser may reasonably request in order to effect the Transactions, to vest in Purchaser good and valid title to all of the Shares or to evidence the release of all Liens (other than Permitted Liens) on the Company’s properties and assets.

ARTICLE II
CONSIDERATION

Section 2.1 Consideration. The aggregate consideration for the Contributed Equity Interests (the “Consideration”) shall be determined as follows: (a) if the IPO Share Price is (i) equal to or less than $15.00 per share but equal to or greater than $14.00 per share, or (ii) greater than $15.00 per share but equal to or less than $16.00 per share, then in such case, an amount of shares of Purchaser Common Stock equal to the quotient of dividing $26,575,944 by the IPO Share Price; (b) if the IPO Share Price is less than $14.00 per share, then 1,898,281 shares of Purchaser Common Stock (which assumes an IPO Share Price of $14.00 per share); or (c) if the IPO Share Price is greater than $16.00 per share, then 1,660,996 shares of Purchaser Common Stock (which assumes an IPO Share Price of $16.00 per share) (the price per share resulting from the formulas or assumed in each of clauses (a), (b), and (c), as applicable, the “Share Conversion Price”). Issuance of the Consideration (or payment with respect to any fractional Shares) shall be made in accordance with Section 1.4.

Section 2.2 Fractional Shares. No certificates representing fractional shares shall be issued upon the transfer of the Shares for the right to receive the Consideration pursuant to Section 2.1. In lieu of any such fractional Share of Purchaser Common Stock, each holder of Shares who would otherwise be entitled to such fractional share of Purchaser Common Stock shall be entitled to receive an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) such fractional amount and (ii) the Share Conversion Price.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE Company

For purposes of this ARTICLE III, the term the “Company” shall include its Subsidiary, unless otherwise indicated. Except as set forth on the disclosure schedules, the Company represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date, except for representations and warranties expressly made as of the date of this Agreement or such other date as is specified therein), to the Company’s Knowledge (except for the Fundamental Representations and Section 3.16 (Taxes)) as follows:

Section 3.1 Organization of the Company.

(a) The Company is validly existing and its status is active or is in good standing, as applicable, under the Laws of its jurisdiction of incorporation or formation. The Company has all the requisite corporate power and authority to own, lease, and operate its properties and assets and to conduct the Business as currently conducted. The Company is validly licensed or qualified to do business and (where such concept is applicable) is in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or otherwise authorized would not, individually or in the aggregate, be material to the Company or the Business. A correct list of all of the jurisdictions in which the Company is so licensed or qualified to do business is set forth on Schedule 3.1(a).

(b) Correct and complete copies of the Company’s Organizational Documents and all of the stock certificate(s) representing all of the Contributed Equity Interests have been provided to Purchaser or its subsidiary. The Company is not in default under or in violation of its Organizational Documents. The minute books contain correct records of all meetings of, and corporate actions taken by, the board of directors, committees of the board of directors, and shareholders of the Company since its incorporation. At the Closing, the Company’s Organizational Documents, minute books, and stock transfer ledger will be in the possession of the Company or its Representatives.

Section 3.2 Authorization. The Company has the requisite corporate power and authority to execute, deliver, and perform this Agreement and its Related Agreements as applicable, and to consummate the Transactions. The execution, delivery, and performance by the Company of this Agreement and its Related Agreements, as applicable, and the consummation by the Company of the Transactions have been validly authorized by all necessary applicable corporate action. The Company has validly executed and delivered this Agreement and, at or prior to the Closing, and the Company will have validly executed and delivered each of its Related Agreements, as applicable. This Agreement constitutes, and each Related Agreement will after the Closing constitute, legal, valid, and binding obligations of the Company enforceable against the Company, in accordance with their respective terms, subject to the Enforceability Limitations.

Section 3.3 Title to Assets; Sufficiency of Assets.

(a) The Company has good and valid title to, and is the lawful owner of, or has a valid leasehold interest in, or a valid license to use all of the properties and material assets (tangible or intangible, real or personal) that are purported to be owned by it, located on its premises, reflected on the Interim Balance Sheet (as defined below) or acquired, leased, or licensed by the Company, or otherwise related to and necessary for the Business, since the date of the Interim Balance Sheet in each case, free and clear of all Liens (other than Permitted Liens).

(b) Except as set forth on Schedule 3.3(b), no Shareholder, manager, director, officer, employee or other Affiliate of the Company owns or holds any property or tangible or intangible right that is used or held for use in the Business as operated by the Company as of the date hereof.

(c) Except as set forth on Schedule 3.3(c), the tangible properties and assets owned, leased, or licensed by the Company, including all buildings, plants, structures, improvements, fixtures, machinery, equipment, vehicles, and other tangible assets, are free from material defects, and are in good operating condition (reasonable wear and tear excepted), and are suitable for the uses for which intended, except as would not be material to the Business or the Company, individually or in the aggregate.

(d) Except as set forth on Schedule 3.3(d), and after giving effect to the termination of intercompany Contracts, services, support, and other arrangements pursuant to Section 6.10 the properties and assets owned, leased, or licensed by the Company, constitute all of the properties and assets (tangible and intangible) used in or necessary to conduct the Business after the Closing as currently conducted.

Section 3.4 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of common stock of which 392,825 shares are issued and outstanding, and 10,000,000 shares of Series A Preferred Stock of which 3,066,923 shares are issued and outstanding. The Shares constitute all of the issued and outstanding Equity Interests of the Company. The Shares (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable, and (iii) were not issued in violation of any preemptive right, subscription right, right of first refusal, or applicable Law. Except for this Agreement and as set forth on Schedule 3.4(a), there are no (i) equity interests, profit interests or voting securities in the Company (except for the Company’s interest in its Subsidiary), (ii) securities convertible or exchangeable into any equity interest or profit interests of the Company, and (iii) outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating the Company to issue, transfer, sell, repurchase, or redeem any Equity Interests of the Company, including the Shares. Except as set forth on Schedule 3.4(a), there are no outstanding or authorized stock appreciation, phantom, or similar rights with respect to the Company. Except as set forth on Schedule 3.4(a), there are no voting trusts, shareholders agreements, proxies, or other Contracts or understandings in effect with respect to the voting or transfer of any of the Shares or any other equity interests in the Company. The Company owns one hundred percent (100%) of the membership interests in PROFleet LLC, a Delaware limited liability company (“PROFleet”), as its sole subsidiary. Such membership interest constitutes all of the issued and outstanding Equity Interests of PROFleet. The Equity Interests of PROFleet (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable, and (iii) were not issued in violation of any preemptive right, subscription right, right of first refusal, or applicable Law. There are no other (i) equity interests, profit interests or voting securities in PROFleet, (ii) securities convertible or exchangeable into any equity interest or profit interests of PROFleet, or (iii) outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating PROFleet to issue, transfer, sell, repurchase, or redeem any of its Equity Interests. There are no accrued, but unpaid, dividends with respect to any membership interests, equity interests, or other securities of PROFleet. There are no voting trusts, shareholders agreements, proxies, or other Contracts or understandings in effect with respect to the voting or transfer of any of the membership interests or any other Equity Interests in PROFleet.

(b) Except as set forth on Schedule 3.4(b), there are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any Equity Interests or similar equity interest or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company’s interest in its Subsidiary, the Company does not directly or indirectly own, or have any interest in or right to acquire, any Equity Interests of any other Person. Except for the Company’s Subsidiary, the Company does not control (as such term is defined in the definition of “Affiliate”) any other Person.

(c) Except as set forth on Schedule 3.4(c), there are no accrued, but unpaid, dividends with respect to any membership interests, equity interests, or other securities of the Company.

(d) Schedule 3.4(d) sets forth each subsidiary of the Company, including each Subsidiary’s jurisdiction of organization or formation, as applicable, and the authorized, issued and outstanding Equity Interests of each such Subsidiary. The Company does not have, nor has it ever had, any Subsidiaries, except for those set forth on Schedule 3.4(d). The Company does not directly or indirectly own or hold, and has never owned or held, any (or the right to acquire any) stock, partnership interest, joint venture interest or other equity ownership interest in any other Person, except for those set forth on Schedule 3.4(d).

Section 3.5 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by the Company of this Agreement and its Related Agreements, and the consummation by such Party of the Transactions, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not prevent or delay the consummation by such Party of the Transactions, (ii) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, and (iii) the Consents set forth on Schedule 3.5(a).

(b) Except as set forth on Schedule 3.5(b), the execution, delivery, and performance by the Company of this Agreement and its Related Agreements, and the consummation by the Company of the Transactions, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of the Company under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on the Company or any of the properties or assets of the Company, (ii) any Contract to which the Company is a party or by which the Company’s properties or assets is bound, including any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, (iii) any Permit, including any Environmental Permit, held by the Company, or (iv) any of the Organizational Documents of the Company, except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, be material to the Business or the Company or prevent or delay the consummation by such Party of the Transactions.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) Set forth on Schedule 3.6(a) are: (i) the audited consolidated balance sheets of the Company as of December 31, 2021 and 2022; (ii) the related audited consolidated statements of comprehensive income for the years ended December 31, 2021 and 2022; and (iii) the related audited consolidated statements of cash flows for the years ended December 31, 2021 and 2022 (the foregoing financial statements, collectively, the “Financial Statements”). Except as set forth on Schedule 3.6(a), the Financial Statements (i) have been prepared from the books and records of the Company in accordance with GAAP consistently applied, (ii) are correct in all material respects, and (iii) present fairly, in all material respects, changes in shareholders equity, the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of the unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes. The books and records of the Company are correct, have been maintained in accordance with sound business practices, and accurately reflect in all material respects all the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company. No financial statements of any Person other than the Company are required by GAAP to be included in the Company’s financial statements.

(b) With the exception of those Liabilities that would not reasonably expect to be, individually or in the aggregate, material to the Company or the Business, the Company does not have any Liabilities, except: (i) Liabilities reflected on, or reserved against in, the Financial Statements; (ii) Liabilities that have arisen since the date of the Interim Balance Sheet in the Ordinary Course of Business, none of which is a Liability resulting from or arising out of any breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law; (iii) Liabilities under executory contracts, none of which is a Liability resulting from a default under the same; and (iv) Liabilities set forth on Schedule 3.6(b).

(c) Schedule 3.6(c) sets forth a correct list of all Indebtedness of the Company and identifies for each item of Indebtedness the outstanding amount thereof as of the date of this Agreement.

Section 3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7, since the date of the Interim Balance Sheet, (a) the Business has been conducted in the Ordinary Course of Business in all material respects and (b) there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since (i) the date of the Interim Balance Sheet, except as set forth on Schedule 3.7, the Company has not taken any action which, if taken after the date of this Agreement and prior to the Closing, would require the Consent of Purchaser pursuant to Section 6.2 and (ii) June 30, 2023, the Company has not made any distributions to any Shareholder other than in the Ordinary Course of Business.

Section 3.8 Real Property.

(a) Schedule 3.8(a) sets forth a true, correct and complete list of all real property owned by the Company (the “Owned Real Property”). The Company has good and valid marketable fee title to the Owned Real Property, free and clear of any Lien (other than Permitted Liens). The Company is not a party to any Contract providing another Person with the right to purchase from the Company any Owned Real Property or any portion thereof. The Company has not leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof. The Company is not a party to any Contract providing the Company with the right or obligation to purchase from another Person any real property or any interest in real property. Except as set forth on Schedule 3.8(a), the Company has not pledged, mortgaged or otherwise granted a Lien on its interest in any Owned Real Property, other than Permitted Liens. The use, occupancy and operation of the Owned Real Property as currently used, occupied and operated, does not constitute a nonconforming use under any applicable Law (including, but not limited to building code, zoning ordinance or other law or regulation, or any covenants, conditions or restrictions), is not in violation of any applicable Law (including, but not limited to building code, zoning ordinance or other Law or any covenants, conditions or restrictions) and does not otherwise materially violate or conflict with any covenants, conditions, restrictions or any Contracts or applicable Permitted Liens thereon. The Company is in exclusive possession of all such Owned Real Property and has all easements, licenses, permits or other rights required by applicable Law for the current use and occupancy of the Owned Real Property and as are necessary and material to the conduct of the Business thereon.

(b) Schedule 3.8(b) sets forth a true, correct and complete list of all Contracts pursuant to which the Company leases, subleases, licenses, as tenant, subtenant, or licensee or otherwise occupies any real property (each, a “Real Property Lease”), together with the address of the related property (collectively, the “Leased Real Property”). The Company has provided to Purchaser a true, correct and complete copy of each Real Property Lease, including all amendments, modifications, exhibits, guaranties, and schedules. The Company has a valid leasehold interest under each Real Property Lease, free and clear of any Lien (other than Permitted Liens). Except as set forth on Schedule 3.8(b), each such Real Property Lease is in full force and effect and constitutes a legal, valid, and binding obligation of the Company and the other party or parties thereto, enforceable against the Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company has materially performed and complied with all of its covenants and obligations under each Real Property Lease, and neither the Company nor any other party to a Real Property Lease is in, or is alleged to be in, breach of or default under such Real Property Lease past any applicable notice and cure period. The Company does not sublease, as sublessor, any portion of the Leased Real Property to any other Person.

(c) Except as set forth on Schedule 3.8(c), the Leased Real Property and the Owned Real Property constitutes all of the real property used in or necessary to conduct the Business as currently conducted. There is no condemnation, expropriation, or other Proceeding in eminent domain pending or threatened affecting any portion of the Leased Real Property. There is no condemnation, expropriation, or other Proceeding in eminent domain pending or threatened affecting any portion of the Owned Real Property.

(d) The Company’s possession and quiet enjoyment of the Leased Real Property under each Real Property Lease has not been disturbed and there are no disputes with respect to such Real Property Lease.

(e) No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full.

(f) The Company has not collaterally assigned or granted any Lien in any Real Property Lease or any interest therein.

(g) The other party to the associated Real Property Lease is not an Affiliate of the Company, and otherwise does not have any economic interest in, the Company.

Section 3.9 Intellectual Property.

(a) Schedule 3.9(a)(i) (with respect to the Business Trademarks), Schedule 3.9(a)(ii) (with respect to the Business Patents), and Schedule 3.9(a)(iii) (with respect to the Business Copyrights) set forth correct lists of all of the Business Trademarks, Business Patents, and Business Copyrights, including the application and registration or grant number and relevant jurisdiction, if applicable. All of the Business Intellectual Property is valid, subsisting, and enforceable, and the Company has good and valid title to all of the Business Intellectual Property, free and clear of any Lien (other than Permitted Liens). All registration, maintenance, and renewal fees required to be paid in connection with the Business Intellectual Property have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant Governmental Authorities for the purposes of registering, perfecting, prosecuting, and maintaining the foregoing.

(b) Schedule 3.9(b) sets forth a correct list of all Contracts pursuant to which (i) any Business Intellectual Property is licensed to any other Person (each, an “Outbound IP License”) and (ii) the Company licenses, as licensee, Intellectual Property used in the Business from any other Person (other than Contracts for non-customized off-the-shelf software licensed on standard terms for less than $15,000 in the aggregate) (each, an “Inbound IP License”). The Company has provided to Purchaser a correct copy of each Inbound IP License and Outbound IP License, including all amendments, modifications, exhibits, and schedules. Each Inbound IP License and Outbound IP License is in full force and effect and constitutes a legal, valid, and binding obligation of the Company and the other party or parties thereto, enforceable against the Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company has performed and complied with all of its covenants and obligations under each Inbound IP License and Outbound IP License, and neither the Company nor any other party to any Inbound IP License or Outbound IP License is in, or is alleged to be in, breach of or default under such Inbound IP License or Outbound IP License.

(c) The Business Intellectual Property and the rights of the Company under the Inbound IP Licenses constitute all of the rights to Intellectual Property used in or necessary to conduct the Business as currently conducted.

(d) Except as set forth on Schedule 3.9(d), no Proceeding has been filed against the Company, and the Company has not received any written or oral communication from any other Person, (i) challenging the validity or enforceability of any Business Intellectual Property or (ii) alleging that the conduct of the Business by the Company violates, infringes, or misappropriates the Intellectual Property rights of such Person. The conduct of the Business as currently conducted does not violate, infringe, or misappropriate, and the conduct of the Business within the Look-Back Period has not violated, infringed, or misappropriated, the Intellectual Property of any other Person.

(e) No Person has violated, infringed, or misappropriated any of the Business Intellectual Property. Within the Look-Back Period, the Company has not filed any Proceeding or sent any written notice of a violation, infringement, or misappropriation by another Person of the Company or the Company’s rights to any item of the Business Intellectual Property.

Section 3.10 Information Technology; Data Privacy and Security.

(a) All information technology and computer systems, including Software, hardware, networks, interfaces, and related systems used by the Company or in the Business (collectively, the “Business IT Systems”) have been properly maintained, in all material respects. The Business IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business as currently conducted. The Company has in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information, necessary to the conduct of the Business without material disruption to, or material interruption in, the conduct of the Business.

(b) The Company has good and valid title to all of the data included in the Business Intellectual Property and all other information (including personal information regarding any Person) that is used in or generated by the Business and contained in any database used or maintained by the Company (collectively, the “Business Data”), free and clear of any Lien (other than Permitted Liens).

(c) The Company is in compliance with information security measures covering the Business that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Business Data and (ii) is designed to protect against unauthorized use, access, interruption, modification, or corruption of the Business IT Systems, the Business Data, and the systems of any third party service providers that have access to any Business Data or Business IT Systems.

(d) Within the Look-Back Period there has been no (i) material disruption, interruption, outage, or continued substandard performance affecting any Business IT System, (ii) data security breach or other material unauthorized use, access, interruption, modification, or corruption of any Business IT System or any Business Data, or (iii) complaints from, notices from, or Proceedings conducted or claims asserted by any Person, including any Governmental Authority, against the Company regarding (A) any actual or alleged security breach or other unauthorized use, access, interruption, modification, or corruption of any Business IT System or (B) the collection or use of Business Data.

Section 3.11 Material Contracts. Schedule 3.11 sets forth a correct list as of the date of this Agreement of all of the Contracts of the following types to which the Company is currently a party or by which the Company or any of its properties or assets is currently bound:

(a) any Contract with any Material Supplier that (i) requires the Company to purchase all of its requirements for any good or service from such supplier, or (ii) contains any minimum or “take or pay” purchase or volume requirements;

(b) any Contract with any Material Customer that (i) requires the Company to sell any product or service exclusively to such customer, or (ii) obligates the Company to provide such customer with equal or preferred pricing terms as compared to the pricing terms offered by the Company to any other customer, including any Contract with any “most favored nation” provision;

(c) any Contract under which the Company is a lessee of or holds or operates any equipment, vehicle, or other tangible personal property that is owned by another Person and that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than $10,000 in 2022 or 2023 or (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement;

(d) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or other Person engaged in sales, distribution, or promotional activities for or on behalf of the Business, in each case that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than $10,000 in 2022 or 2023, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, or (iii) grants such Person exclusive rights to sell, distribute, or promote in any geographical area or any particular product;

(e) any Contract that includes any right of first offer or refusal or other similar term favoring any other Person;

(f) any Contract under which any other Person has agreed to perform any services for the Company that are required to be performed by the Company under any other Contract (i.e., subcontractor relationships);

(g) all Equipment Leases, identifying each Equipment Lease by (i) manufacturer, and description of the leased Equipment, (ii) lessor, lessee, term of lease and rent payable and (iii) whether the lease has been classified as an operating lease or a capital lease;

(h) all Truck Leases, identifying each Truck Lease by (i) make, year, vehicle identification number of the Truck, (ii) lessor, lessee, term of lease and monthly payables and (iii) whether the lease has been classified as an operating lease or capital lease;

(i) within the Look-Back Period, any Contract relating to the acquisition by the Company of any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(j) within the Look-Back Period, any Contract relating to the sale or other disposition by the Company or the Business of any business, Equity Interests, or substantially all of the Company’s assets, excluding sale of the Company’s Trucks (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(k) any Contract relating to the incurrence of Indebtedness by the Company, or the placing of a Lien (other than a Permitted Lien) on any of the assets of the Company;

(l) any Contract relating to any joint venture, partnership, strategic alliance, or similar relationship;

(m) any Contract under which the Company has, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment in, any other Person;

(n) any collective bargaining agreement or other Contract with any labor organization, union, or association;

(o) any Contract, other than any Company Benefit Plan, with (i) any current officer or director of the Company or (ii) any other current key employee of, independent contractor of, or consultant to the Company providing for, in the case of this clause (ii), aggregate future payments of more than $10,000;

(p) any Contract that limits the freedom of the Company to compete with any Person or in any geographical area or that otherwise restricts the development, manufacture, marketing, distribution, or sale of the Company’s products or services;

(q) any Contract restricting the ability of the Company to solicit or hire any other Person;

(r) any power of attorney; and

(s) any Contract with any Governmental Authority.

The Company has provided to Purchaser a correct copy (or, with respect to any oral Contract, a correct written summary of the terms and conditions of such oral Contract) of each Contract set forth or required to be set forth on Schedule 3.11 pursuant to the terms of this Section 3.11 (including all amendments, modifications, exhibits, and schedules to such Contracts) (collectively, the “Material Contracts”). Except as set forth on Schedule 3.11, each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of the Company and the other party or parties thereto, enforceable in all material respects against the Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company has performed or complied in all material respects with all of its covenants and obligations under each Material Contract, and neither the Company nor any other party to a Material Contract is in, or is alleged to be in, material breach of or default under such Material Contract. The Company has not received any written or oral notice from any counterparty to a Material Contract that such counterparty intends to terminate, not renew, or materially amend the terms of such Material Contract, and the Company has not given any such written or oral notice to any counterparty to a Material Contract. The Company has not waived any of its material rights under any Material Contract.

Section 3.12 Permits. The Company possesses or has applied for all Permits required by applicable Law to own, lease, and operate its properties and assets and to conduct the Business as currently conducted. Schedule 3.12 sets forth a correct list of all such Permits. All such Permits are in full force and effect, and the Company has performed all of its obligations under and is, and within the Look-Back Period has been, in compliance in all material respects with all such Permits. The Company has not, within the Look-Back Period, received any written or oral notice from any Governmental Authority (a) indicating or alleging that the Company does not possess any Permit required to own, lease, and operate its properties and assets or to conduct the Business as currently conducted or (b) threatening or seeking to withdraw, revoke, terminate, or suspend any of such Permits. None of such Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

Section 3.13 Benefit Plans.

(a) Schedule 3.13(a) sets forth a list of each Company Benefit Plan. A copy of each Company Benefit Plan, and all contracts relating thereto, or to the funding thereof, has been supplied to Purchaser, along with an accurate written description of each Company Benefit Plan that is not in written form. To the extent applicable, the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description, summaries of material modification and summary of benefits and coverage, IRS determination or opinion letter with respect to each Company Benefit Plan, and a current schedule of assets held with respect to any funded Company Benefit Plan, has been supplied to Purchaser.

(b) All Company Benefit Plans comply in form with all requirements of applicable Law and have been administered in all material respects in accordance with their terms and with all applicable requirements of Law, and no event has occurred that will or would reasonably be expected to cause any such Company Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Authority questioning or challenging such compliance. All Company Benefit Plans that are subject to Section 409A of the Code comply with Section 409A in form and have been administered in accordance with their terms and Section 409A of the Code.

(c) Each Company Benefit Plan that is intended to be a qualified employee pension benefit plan is the subject of a favorable determination or opinion letter issued by the IRS with respect to the qualified status of such plan under Section 401(a) of the Code and the tax-exempt status of any trust that forms a part of such plan under Section 501(a) of the Code and no event has occurred that will or would reasonably be expected to give rise to disqualification of any such plan under such sections. None of the assets of any Company Benefit Plan are invested in employer securities or employer real property.

(d) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan and none of the Shareholders, the Company or any of their respective ERISA Affiliates has engaged in any prohibited transaction. There are no Proceedings (other than routine claims for benefits) pending or threatened involving any Company Benefit Plan or the assets thereof and no facts exist that could give rise to any such Proceedings (other than routine claims for benefits).

(e) There have been no acts or omissions by the Shareholders, the Company or any of their respective ERISA Affiliates that have given rise to or would reasonably be expected to give rise to interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its respective ERISA Affiliates may be liable or any participant in any Company Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) may be liable.

(f) Except as set forth on Schedule 3.13(f), none of the execution and delivery of this Agreement or the consummation of the Transactions (either alone or in combination with any other event) will (i) entitle any current or former director, officer, employee or independent contractor of the Company to any compensation or benefit under any Company Benefit Plan or otherwise, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Company Benefit Plan or otherwise, (iii) increase the amount of compensation or benefits due to any current or former director, officer, employee or independent contractor of the Company (or their beneficiaries), or (iv) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan. Except as disclosed on Schedule 3.13(f), no payments or benefits contemplated by the Company Benefit Plans or otherwise would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)). Neither the Company nor any of its ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code. No Company Benefit Plan or any contract, agreement, plan, policy, or arrangement with any employee, officer, director, consultant or independent contractor of the Shareholders, the Company or any of their respective ERISA Affiliates provides for a “gross-up” or similar payment in respect of any taxes that may become payable under Sections 409A or 4999 of the Code.

(g) None of the Company nor any of its ERISA Affiliates has now or within the last six (6) years had an obligation to contribute to, or any Liability with respect to: (i) a plan subject to Title IV of ERISA, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state Law at the sole cost of the individual.

(h) Actuarially adequate accruals for all obligations under the Company Benefit Plans are reflected in the Financial Statements and such obligations include a pro rata amount of the contributions that would otherwise have been made in accordance with past practices and applicable Law for the plan years that include the Closing Date.

(i) There has been no act or omission that would impair the ability of the Company and its Subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Benefit Plan.

(j) With respect to each Company Benefit Plan which is a group health plan (as defined in Section 5001(b)(1) of the Code), the Company has complied, in all material respects, with the requirements of Section 4980B of the Code. The Company (i) has offered its full-time employees (as defined under Section 4980H of the Code and the underlying regulations and guidance) the ability to elect minimum essential coverage that provides minimum value and is affordable for themselves, such that there will not be any liability or excise tax under Section 4980H(a) or (b) of the Code, and (ii) has met its reporting obligation under Sections 6055 and 6056 of the Code (as applicable). No event has occurred, and no conditions or circumstances exist, that would reasonably be expected to subject the Company, or any Company Benefit Plan, to penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

Section 3.14 Employee and Labor Matters.

(a) Schedule 3.14(a) sets forth a list of all Employees, consultants, and independent contractors as of the date of this Agreement providing services to the Company and in the case of each such Employee, consultant, and independents contractor, the following information, if applicable, as of the date hereof: (i) name; (ii) name of employer; (iii) title or position; (iv) date of hire or commencement of service; (v) work location; (vi) whether full-time or part-time; (vii) whether exempt or non-exempt from the overtime provisions of the Fair Labor Standards Act or similar state Laws; (viii) whether covered by the terms of a collective bargaining or similar agreement or an employment or consulting agreement; (ix) whether absent from active employment or service and if so, the date such absence commenced, the reason for such absence and the anticipated date of return to active employment or active service; (x) annual salary, hourly wage rate or annual consulting payments, as the case may be, and, if applicable, target bonus and other incentive compensation, such salary and other compensation data to include current information and such information for the prior twelve (12) month period; (xi) accrued unused vacation, sick days and other paid days off; and (xii) the amounts and recipients of the Change of Control Bonuses. None of the Persons providing services to the Company is a leased employee.

(b) None of the Employees is represented by a union or other labor organization or group that was either voluntarily recognized or certified by any labor relations board or other Governmental Authority, and no union organizational campaign is pending or threatened with respect to any of the Employees. There is no pending or threatened labor strike, slowdown, work stoppage, or labor arbitration proceeding against the Company with respect to any Employee and there have been no such actions within the Look-Back Period.

(c) Except as set forth on Schedule 3.14(c), the Company is, and within the Look-Back Period, has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, or terms and conditions of employment including but not limited to equal opportunity, immigration, worker classification, collective bargaining, wages, hours of work, withholding, occupational safety and health, workers’ compensation, and unemployment compensation. Except as set forth on Schedule 3.14(c), all independent contractors and consultants providing personal services to the Company have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all Employees have been properly classified under the Fair Labor Standards Act and similar state Laws. The Company (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, and other payments to current and former employees, consultants, and independent contractors, (ii) is not liable for any arrearage of wages or Taxes or any interest, fine, or penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.

(d) Except as set forth on Schedule 3.14(d), there is no pending or threatened charge, claim, or Proceeding against the Company by or before the Equal Employment Opportunity Commission or any state or local Governmental Authority and there have been no such charges, claims or Proceedings within the Look-Back Period.

(e) Except as set forth on Schedule 3.14(e), the Company has not taken within the Look-Back Period, and currently has no plans to take any action with respect to the Transactions that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or could otherwise trigger any notice requirement or Liability under any state or local plant closing notice Law.

(f)  Except as set forth on Schedule 3.14(f)(i), no executive officer or other key employee of the Company is subject to any noncompetition, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement affecting, or in conflict with the present or proposed business activities of the Company and, except as set forth on Schedule 3.14(f)(ii), no executive officer or other key employee of the Company has taken steps or is otherwise planning to terminate his or her employment with the Company for any reason (or no reason), including the consummation of the Transactions.

(g) The Company has investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations (that were made in writing, orally to a member of management or human resources personnel) of which it had Company’s Knowledge within the Look-Back Period. With respect to each such allegation with potential merit, the Company has taken corrective action that is reasonably calculated to prevent further improper action.

(h) A Form I-9 has been completed and retained with respect to each current Employee and, where required by Law, former employees. The Company has not been the subject of any Proceedings or judgments nor has the Company been the subject of any Proceedings or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.

Section 3.15 Environmental Matters.

(a) The Company is, and within the Look-Back Period has been, in compliance in all material respects with all Environmental Laws applicable to the Business.

(b) The Company has not received any written notice from any Governmental Authority threatening or seeking to withdraw, revoke, terminate, suspend, or adversely modify or renew any of the Company’s Environmental Permits.

(c) No written notice has been received by the Company that remains unresolved and claims that (i) the operation of the Business is in violation of any Environmental Law or Environmental Permit or (ii) the Company is responsible (or potentially responsible) for Remedial Action with respect to the operation of the Business.

(d) Within the Look-Back Period, there are no Proceedings pending or threatened against the Company with respect to any Remedial Action, Environmental Law or Hazardous Substance. The Company is not subject to any Order pursuant to any Environmental Law.

(e) Except as set forth on Schedule 3.15(e) and other than in the case of traffic accidents involving the Company’s Trucks under which Losses did not individually exceed $50,000, during the five (5) years ending on the Closing Date, neither the Company nor, any other Person has caused or contributed to any Release which has given rise to or could reasonably be expected to give rise to any material Liabilities or material investigatory, reporting, corrective or remedial obligations of the Company pursuant to Environmental Laws.

(f) Except as set forth on Schedule 3.15(f), the Company has not assumed by Contract or by operation of law, or provided an indemnity with respect to, the Liabilities of any other Person under Environmental Laws.

(g) Neither this Agreement nor the consummation of the Transactions will result in any obligation for Remedial Action or consent of any Governmental Authority pursuant to any so-called “transaction triggered” or “responsible party transfer” Environmental Law.

(h) The Company has provided Purchaser with copies of all environmental audits, reports, and other material environmental documents, within the Look-Back Period, relating to the current and former operations and facilities of the Company which are in the Company’s, or any of their respective Representatives’ possession or reasonable control.

Section 3.16 Taxes. Except as set forth on Schedule 3.16:

(a) All Tax Returns of the Company have been timely filed, and all other filings in respect of Taxes of the Company, as required by applicable Law, have been made. Each such Tax Return and filing is accurate and complete in all material respects. All Taxes and estimated Taxes owed by the Company whether or not shown on such Tax Returns have been fully and timely paid as required by applicable Law. The amounts provided as a current liability on the Financial Statements for all Taxes are, as of the date thereof, adequate to cover all unpaid liabilities of the Company for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the date thereof or to any periods prior thereto (as determined on an accrual basis) and for which the Company may be directly or contingently liable in its own right or as a transferee or successor, by Contract or otherwise (excluding liabilities or obligations under Contracts the principal subject matter of which is not Taxes).

(b) Within the Look-Back Period, none of the Tax Returns or other Tax filings of the Company has been audited or investigated by any Governmental Authority. No Proceeding by any Governmental Authority is pending or, to the Company’s Knowledge, threatened with respect to Taxes in respect of the Company. To the Company’s Knowledge, (i) no issues have been raised in any examination by any Governmental Authority of the Company which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined, and (ii) no position has been taken on any Tax Return of the Company for a taxable year for which the statute of limitations for the assessment of any Tax with respect thereto has not expired that is contrary to any publicly announced position of a Governmental Authority or that is substantially similar to any position which a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of the Company.

(c) The Company has complied in all material respects with all applicable Laws relating to the reporting, payment, and withholding of Taxes and all Taxes which the Company is required by Law to withhold or collect, including sales and use taxes, goods and services taxes, and all amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, shareholder, or other Person have been duly withheld or collected and, to the extent required by Law, have been paid over to the proper Governmental Authorities. All information returns required by Law to be filed by the Company have been filed, and all statements required by Law to be furnished to payees by the Company have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete in all material respects. The Company has correctly classified all service providers of the Company as employees or independent contractors for Tax purposes.

(d) The Company (i) has never been a member of any affiliated group filing a consolidated federal income Tax Return or any similar group for state, local or foreign Tax purposes; and (ii) is not liable for the Taxes of any Person pursuant to any Law (including Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise (excluding liabilities or obligations under Contracts the principal subject matter of which is not Taxes).

(e) The Company has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes, and the Company has not requested or been granted an extension of the time for filing any Tax Return; in each case, except for waivers or extensions that have since expired.

(f) The Company is not and has not been a United States real property holding corporation within the meaning of Code §897(c)(2) at any time during the applicable period specified in Code §897(c)(1)(A)(ii).

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the date of this Agreement as a result of any: (i) change in or improper use of method of accounting for a taxable period ending on or prior to the date of this Agreement; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the date of this Agreement; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) made or existing on or prior to the date of this Agreement; (iv) installment sale or open transaction disposition made on or prior to the date of this Agreement; (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or non-U.S. Tax Law); (vi) prepaid amount received or deferred revenue accrued on or prior to the date of this Agreement; (vii) method of accounting used prior to the Closing Date that defers the recognition of income accrued prior to the Closing Date to any period ending after the Closing Date; or (viii) any Tax reserve or Tax election existing or made on or prior to or as of the Closing Date. The Company has not used any improper Tax accounting method.

(h) The Company is not a party to any joint venture, partnership, or other Contract which is treated as a partnership for Federal income tax purposes. The Company is not a party to any tax sharing agreement, tax allocation agreement, tax indemnification agreement, or other similar Contract (excluding Contracts the principal subject matter of which is not Taxes).

(i) The Company has never distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(j) The Company is not and has not been a party to any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or similar provision of state, local, or foreign Law.

(k) Within the past six (6) years, no written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to the Company have not been filed asserting that the Company is or may be subject to Tax in that jurisdiction. The Company has no permanent establishment or fixed place of business in any other country other than the United States. The Company is not subject to taxation nor does it have any Tax filing obligations in any jurisdiction outside of the United States.

(l) The Company has not requested or received a ruling from any Governmental Authority with respect to Taxes or signed a closing or other agreement with any Governmental Authority with respect to Taxes.

(m) No power of attorney related or attributable to any Taxes is currently in effect with respect to the Company.

(n) The Company has not deferred any portion of any payroll, social security, unemployment, withholding or other Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to Section 2302 of the CARES Act or any other Law enacted on account of or in response to COVID-19 other than a loan the Company received under the Paycheck Protection Program of the CARES Act (the “PPP Loan”), which the Company does not need to repay any portion of as such PPP Loan amount was forgiven in full.

(o) No Tax holiday or Tax incentive or grant in any jurisdiction with respect to the Company will terminate (or be subject to a clawback or recapture that is payable by Purchaser or its Affiliates) as a result of the Transactions.

(p) From the date of its formation, the Company has been a valid C corporation for all U.S. federal income Tax purposes and applicable state and local Tax purposes, and the Company’s Subsidiary has been a valid disregarded entity for all U.S. federal income Tax purposes and applicable state and local Tax purposes.

Section 3.17 Proceedings and Orders.

(a) Except as set forth on Schedule 3.17(a), there are, and during the Look-Back Period, no Proceedings pending or threatened against the Company or any of its directors, officers, employees, representatives, or agents in their capacities as such. Except as set forth on Schedule 3.17(a), there are, and within the Look-Back Period, have been, no Proceedings by the Company pending against any other Person and the Company is not considering any such Proceedings that would be material to the Company, individually or in the aggregate. None of the Proceedings set forth or required to be set forth on Schedule 3.17(a) would, if determined adversely to the Company, materially and adversely affect the Company or the Business. Except as set forth on Schedule 3.17(a), the operation of the Business is not, and within the Look-Back Period, has not been, subject to any Order. The Company is and has been in compliance with all Orders set forth on Schedule 3.17(a). The Company is not a party to or bound by any Contract to settle or compromise any Proceeding against it which has involved any obligation other than the payment of money or under which the Company has any continuing Liability.

(b) There are no Proceedings pending or threatened by or against the Company with respect to this Agreement or the Transactions or that, if determined adversely to the Company, would prevent or delay the consummation by the Company of the Transactions.

Section 3.18 Compliance with Laws. Except as set forth on Schedule 3.18, the Company is, and within the Look-Back Period, has been, in compliance in all material respects with all Laws applicable to its properties, its assets, and the Business. Within the Look-Back Period, the Company has not received any written or oral notice from a Governmental Authority alleging that the Company is not in compliance in any material respect with any applicable Law.

Section 3.19 Accounts Receivable. All Accounts Receivables of the Company have arisen from bona fide transactions by the Company in the Ordinary Course of Business. There are no Liens (other than Permitted Liens) on such Accounts Receivables or any part thereof and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such Accounts Receivables by the Company, except in the Ordinary Course of Business and as would not, individually or in the aggregate, be material to the Business or the Company.

Section 3.20 Equipment and Trucks.

(a) Schedule 3.20(a) contains complete and accurate lists of the following assets owned by the Company as of the date of this Agreement: (i) all Equipment (excluding Business IT Systems) having an original purchase price of more than $5,000, identifying each piece of Equipment by manufacturer and description; (ii) all Business IT Systems having an original purchase price of more than $5,000, identifying each piece of Business IT Systems by manufacturer and description; and (iii) all Trucks, identifying each Truck by make, year, and vehicle identification number.

(b) Except as disclosed on Schedule 3.20(b), each piece of Equipment and Truck leased under an Equipment Lease or Truck Lease listed on Schedule 3.20(a) (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair, except for normal wear and tear, (iii) is free from patent defects other than minor defects that do not interfere with its continued use, and (iv) is suitable for the purposes for which it is currently used.

(c) Except as disclosed on Schedule 3.20(c), each piece of Business IT Systems listed on Schedule 3.20(a) (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair, except for normal wear and tear, (iii) is free from patent defects other than minor defects that do not interfere with its continued use, and (iv) is suitable for the purposes for which it is currently used.

Section 3.21 Material Customers and Material Suppliers.

(a) Schedule 3.21(a) sets forth a correct list of (i) the top ten (10) customers of the Company (based on the total amount of sales to such customer) for the year ended December 31, 2022, and for the eight (8)-month period ended August 31, 2023 (each, a “Material Customer”), showing the total amount of sales to each such Material Customer during the applicable period and the percentage of the total sales of the Company represented by such sales, and (ii) the top twenty (20) suppliers and vendors to the Company (based on total amount purchased from such supplier or vendor) for the year ended December 31, 2022, and for the eight (8)-month period ended August 31, 2023 (each, a “Material Supplier”), showing the total amount of purchases by the Company from each such Material Supplier during the applicable period and the percentage of the total amount of purchases by the Company represented by such purchases.

(b) Except as set forth on Schedule 3.21(b), since January 1, 2022, there has been (i) no material adverse change in the business relationship, or any material dispute, between the Company and any Material Customer or Material Supplier, (ii) no adverse change in any material term or condition of any Contract between the Company and any Material Customer or Material Supplier, and (iii) no written or oral notice has been provided to the Company that any Material Customer or Material Supplier intends to terminate, not renew, or materially and adversely amend the terms and conditions of any Contract with the Company.

(c) Within the Look-Back Period, no Material Customer or Material Supplier has made any breach of contract, indemnification, or similar claim against the Company.

Section 3.22 Related Party Transactions.

(a) Schedule 3.22(a) sets forth: (i) a description of (A) all services provided by the Company to a Shareholder or any of their respective Affiliates and (B) any use by the Company or a Shareholder or any of their respective Affiliates of any assets, properties, or employees of the Company for any purpose other than the conduct of the Business, and the manner in which and the amount that the Company has been compensated for the costs of providing such services or use; and (ii) a description of (A) all services provided by a Shareholder or any of their respective Affiliates to the Company and (B) any use by the Company of any assets, properties, or employees of a Shareholder or any of their respective Affiliates for the conduct of the Business, and the manner in which and the amount that the Company has compensated such Shareholder or such Affiliate for the costs of providing such services or use (collectively, the “Related Party Transactions”).

(b) Except as set forth on Schedule 3.22(b), no officer, director, or key employee of the Company, or any individual in any such officer’s, director’s, or employee’s Family, (i) is a party to any Contract with the Company, (ii) has an interest in any property (real or personal, tangible or intangible) owned, leased, or licensed by the Company or otherwise used in the conduct of the Business, (iii) provides any goods or services to the Company (other than in such person’s capacity as an officer, director, or employee of the Company), or (iv) has an interest in any Person that is a customer of, or supplier or vendor to, the Company.

Section 3.23 Insurance. Schedule 3.23 sets forth a correct list of all policies of fire, liability, medical, workers’ compensation, title, and other forms of insurance owned or held by the Company, the Business, or the Company’s properties or assets, copies of which have been made available to Purchaser (collectively, the “Insurance Policies”). All of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums thereunder have been paid in full, and no written or oral notice of cancellation or termination has been received by the Company with respect to any of the Insurance Policies. The Company and the Shareholders are and have been in compliance in all material respects with all such Insurance Policies. Schedule 3.23 also sets forth a correct list of all claims which have been made by or on behalf of the Company within the Look-Back Period, under any of the Insurance Policies, including any claims that are currently pending.

Section 3.24 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, other than Fidus Partners, LLC, the fees and expenses of which shall constitute Transaction Expenses.

Section 3.25 IPO. The Company and the Shareholders understand and acknowledge that (a) there is no firm commitment, binding agreement, promise or other assurance of any kind, whether express or implied, and whether oral or written, that the Registration Statement will become effective or that the IPO pursuant the Registration Statement will occur at a particular price or within a particular range of prices or occur at all and that (b) neither Purchaser nor any of its officers, directors, agents or representatives, nor any Underwriter, will have any liability to the Company or the Shareholders for any failure of the Registration Statement to become effective or any failure of the IPO to occur at a particular price or within a particular range of prices or to occur at all; provided, however, this Section 3.25 shall not apply with respect to any breach by Purchaser of any provision under this Agreement.

Section 3.26 Disclaimer of Warranties. Except as specifically set forth in this ARTICLE III (as modified by the disclosure schedules hereto), none of the Company or its Subsidiary, or any of its respective Affiliates, officers, employees, directors, partners, equityholders, shareholders, managers, consultants, agents, counsel, Representatives, or advisors makes or has made any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, to Purchaser or any of its Affiliates, officers, employees, directors, partners, equityholders, shareholders, members, managers, shareholders, consultants, agents, counsel, Representatives, advisors, or financing sources in relation to the Transactions. Any representations and warranties not specifically set forth in this ARTICLE III (as modified by the disclosure schedules hereto), whether express or implied (including any implied or express warranty of merchantability, fitness for a particular purpose, or non-infringement), are disclaimed by the Company and its Subsidiary. For avoidance of doubt and without limiting the foregoing, no representation or warranty is made with respect to any (i) financial projections, forecasts, or similar information or statements made, communicated, or furnished (orally or in writing) to Purchaser or any of its Affiliates or any other Person, (ii) any “management presentations”, “confidential information memoranda”, “teasers” or similar or accompanying materials, or (iii) the contents of the Data Room. None of the Company or its Subsidiary makes or has made any representation or warranty to Purchaser or any of its Affiliates or any other Person regarding the probable success or profitability of the Company or its Subsidiary.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF the SHAREHOLDERS

Except as set forth on the disclosure schedules, each Shareholder, severally as to himself, herself or itself only (and not jointly or otherwise as to any other Shareholder) represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date, except for representations and warranties expressly made as of the date of this Agreement or such other date as is specified therein) as follows:

Section 4.1 Capacity, Execution and Delivery; Valid and Binding Agreement. With regard to each Shareholder that is an individual, such Shareholder has all requisite legal capacity necessary to execute and deliver this Agreement and the Related Agreements of such Shareholder, to perform such Shareholder’s obligations hereunder and thereunder and to consummate the Transactions. With regard to each Shareholder that is not an individual, such Shareholder is duly organized, validly existing and in good standing (or its equivalent) under the Laws of the jurisdiction of its organization and possesses all requisite corporate, limited liability company, or other power and authority necessary to execute and deliver this Agreement and the Related Agreements of such Shareholder, to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement, and each other the Related Agreements delivered by such Shareholder at the Closing, and the performance of such Shareholder has been duly and validly authorized by such Shareholder, executed and delivered by such Shareholder, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Related Agreement of such Shareholder will after the Closing constitute, legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, subject to the Enforceability Limitations.

Section 4.2 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by each Shareholder of this Agreement and its Related Agreements, and the consummation by such Party of the Transactions, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not prevent or delay the consummation by the Company of the Transactions, (ii) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, and (iii) the Consents set forth on Schedule 4.2(a).

(b) The execution, delivery, and performance by such Shareholder of this Agreement and the Related Agreements such Shareholder is a party and the consummation by such Shareholder of the Transactions do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of such Shareholder under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on such Shareholder or any of its properties or assets, (ii) any Contract to which such Shareholder is a party or by which the Company or any of its properties or assets is bound, including any Material Contract, Real Property Lease (subject to any required Consents from the applicable landlord), Outbound IP License, or Inbound IP License, or (iii) any of the Organizational Documents of the Company, except, in the case of each of clauses (i) and (ii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, be material to the Business or the Company or prevent or delay the consummation by the Company or such Shareholder of the Transactions.

Section 4.3 Ownership of Contributed Equity Interests. Each Shareholder owns, beneficially and of record, the Equity Interests set forth opposite such Shareholder’s name on Schedule A, free and clear of any Lien or restrictions on transfer (other than restrictions on transfer imposed under applicable securities Laws). Upon delivery to Purchaser at the Closing of the stock certificate(s) representing the Contributed Equity Interests, endorsed by such Shareholder or accompanied by a stock power or other instrument of transfer executed by such Shareholder, and upon the Shareholders’ receipt of the Consideration pursuant to the Distribution Schedule, Purchaser will acquire good and valid title to all of the Contributed Equity Interests free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws).

Section 4.4 Proceedings. Except as set forth on Schedule 4.4, there are no Proceedings pending or, to such Shareholder’s Knowledge, threatened by or against such Shareholder with respect to this Agreement or the Transactions or that, if determined adversely to such Shareholder, would prevent or delay the consummation by such Shareholder of the Transactions.

Section 4.5 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Shareholders, other than Fidus Partners, LLC, the fees and expenses of which shall constitute Transaction Expenses.

Section 4.6 No Intention to Dispose of Shares of Purchaser. Each Shareholder is acquiring Purchaser Common Stock to be delivered at Closing for investment purposes and not with a view to an immediate distribution of those shares, and in accordance with the Lock-Up Agreement. None of the Shareholders has a present plan, intention, commitment, binding agreement or arrangement to immediately dispose of any of Purchaser Common Stock that such Shareholder receives on or following Closing pursuant the Transactions.

Section 4.7 Disclaimer of Warranties. Except as specifically set forth in this ARTICLE IV (as modified by the disclosure schedules hereto), none of the Shareholders or any of their respective Affiliates, officers, employees, directors, partners, equityholders, shareholders, managers, consultants, agents, counsel, Representatives, or advisors makes or has made any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, to Purchaser or any of its Affiliates, officers, employees, directors, partners, equityholders, shareholders, members, managers, shareholders, consultants, agents, counsel, Representatives, advisors, or financing sources. Any representations and warranties of the Shareholders not specifically set forth in this ARTICLE IV (as modified by the disclosure schedules hereto), whether express or implied (including any implied or express warranty of merchantability, fitness for a particular purpose, or non-infringement), are disclaimed by the Shareholders. For avoidance of doubt and without limiting the foregoing, no representation or warranty is made with respect to any (i) financial projections, forecasts, or similar information or statements made, communicated, or furnished (orally or in writing) to Purchaser or any of its Affiliates or any other Person, (ii) any “management presentations”, “confidential information memoranda”, “teasers” or similar or accompanying materials, or (iii) the contents of the Data Room. No Shareholder makes or has made any representation or warranty to Purchaser or any of its Affiliates or any other Person regarding the probable success or profitability of the Company or its Subsidiary.

Section 4.8 Non-Reliance. The Shareholders have relied solely on the representations and warranties set forth in ARTICLE V (as modified by the disclosure schedules). Without limiting the generality of the foregoing, no representation or warranty is made with respect to, and the Shareholders have not relied on, any (i) financial projections, forecasts, or similar information or statements made, communicated, or furnished (orally or in writing) to the Shareholders or any other Person, (ii) any “management presentations” or accompanying materials, (iii) the contents of the Data Room (except to the extent addressed in a representation in this Agreement), or (iv) any oral, written or electronic response to any information request provided to the Shareholders or their Representatives. For clarity, nothing in this Agreement limits or expands ability of the Shareholders to rely on the disclosures in the final, effective Registration Statement; provided, however, that except as expressly set forth herein, nothing in this Agreement shall constitute a representation or warranty as to any provisions or statements included in the Registration Statement, including the disclosures set forth therein.

Section 4.9 Confidentiality. No Shareholder is a party to any confidentiality agreement with any Person in connection with a proposed sale of the Company, except for such agreements with the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company and the Shareholders as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date, except for representations and warranties expressly made as of the date of this Agreement or such other date as is specified therein) as follows:

Section 5.1 Organization; Authorization of Purchaser. Purchaser is validly existing and in good standing under the Laws of its jurisdiction of incorporation. Purchaser has all requisite corporate power and authority to execute, deliver, and perform this Agreement and its Related Agreements and to consummate the Transactions. The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements and the consummation of the applicable Transactions have been validly authorized by all necessary corporate action by Purchaser. Purchaser has validly executed and delivered this Agreement and, at or prior to the Closing, and Purchaser shall have validly executed and delivered each of its Related Agreements. This Agreement constitutes, and each Related Agreement will after the Closing constitute, legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.

Section 5.2 Capitalization of Purchaser.

(a) The authorized capital stock of Purchaser consists of 50,000,000 shares of Purchaser Common Stock, of which 2,939,130 shares are issued and outstanding as of the date of this Agreement. As of the Closing Date, the authorized capital of Purchaser will consist of up to 50,000,000 shares of common stock of which the number of issued and outstanding shares will be as described in the Registration Statement. All of the shares of Purchaser Common Stock representing the Consideration to be issued to the Shareholders upon conversion of the Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and non-assessable, free and clear of all Liens.

(b) Except for this Agreement and the other Combination Agreements and as disclosed on Schedule 5.2(b), there are no (i) equity interests, profit interests or voting securities in Purchaser, (ii) securities convertible or exchangeable into any equity interest or profit interests of Purchaser, (iii) outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating Purchaser to issue, transfer, sell, repurchase, or redeem any Equity Interests of Purchaser, including the Purchaser Common Stock, (iv) outstanding or authorized stock appreciation, phantom, or similar rights with respect to Purchaser, and (v) voting trusts, shareholder agreements, proxies, or other Contracts or understandings in effect with respect to the voting or transfer of any of the Purchaser Common Stock or any other equity interests in Purchaser.

(c) Except for this Agreement and the other Combination Agreements, there are no Contracts to which Purchaser or is Subsidiaries are a party which require Purchaser or its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests or similar equity interest or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except as disclosed on Schedule 5.2(c), Purchaser (i) does not directly or indirectly own, or (ii) have any interest in or right to acquire, any Equity Interests of any other Person.

(d) There are no accrued, but unpaid, dividends with respect to any membership interests, equity interests, or other securities of Purchaser.

Section 5.3 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the Transactions do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not be material to Purchaser or prevent or materially delay the consummation by Purchaser of the Transactions and (ii) any Consent that is required as a result of any facts or circumstances relating solely to the Company.

(b) The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the Transactions, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of Purchaser under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Purchaser or any of its properties or assets, (ii) any material Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound, (iii) any Permit held by Purchaser, or (iv) any of the Organizational Documents of Purchaser except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not prevent or delay the consummation by Purchaser of the Transactions.

Section 5.4 Proceedings. There are no Proceedings pending or, to Purchaser’s Knowledge, threatened by or against Purchaser or any of its respective Affiliates with respect to this Agreement or the Transactions or that, if determined adversely to such Party, would prevent or delay the consummation by such Party of the Transactions.

Section 5.5 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

Section 5.6 Related Party Transactions. There have not been since its inception and there does not exist currently, any transactions or arrangements between Purchaser, on one hand, and its Affiliates, shareholders, and officers, including the Initial Founders, on the other hand.

Section 5.7 Disclaimer of Warranties. Except as specifically set forth in this ARTICLE V (as modified by the disclosure schedules hereto), neither Purchaser nor any of its respective Affiliates, officers, employees, directors, partners, equityholders, shareholders, managers, consultants, agents, counsel, Representatives, or advisors makes or has made any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, to Shareholders, the Company or any of their Affiliates, officers, employees, directors, partners, equityholders, shareholders, members, managers, shareholders, consultants, agents, counsel, Representatives, advisors, or financing sources. Any representations and warranties of Purchaser not specifically set forth in this ARTICLE V (as modified by the disclosure schedules hereto), whether express or implied (including any implied or express warranty of merchantability, fitness for a particular purpose, or non-infringement), are disclaimed by Purchaser. For clarity, nothing in this Agreement shall affect the Shareholders’ ability to rely, as the case may be, on the disclosures to be made in the final, effective Registration Statement.

Section 5.8 No Reliance. Purchaser has relied solely on the representations and warranties set forth in ARTICLE III and ARTICLE IV (as modified by the disclosure schedules). Without limiting the generality of the foregoing, no representation or warranty is made with respect to, and Purchaser has not relied on, any (i) financial projections, forecasts, or similar information or statements made, communicated, or furnished (orally or in writing) to Purchaser or any other Person, (ii) any “management presentations” or accompanying materials, (iii) the contents of the Data Room (except to the extent addressed in a representation in this Agreement), or (iv) any oral, written or electronic response to any information request provided to Purchaser or its Representatives.

Section 5.9 Registration Statement. To Purchaser’s knowledge and assuming the Company’s compliance with its obligations under Section 6.4(a), and expressly excluding any representation or warranty with respect to any information in the Registration Statement, or omitted therefrom, relating to the Company and each of its Subsidiaries and Affiliates, the Registration Statement will not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, at (a) the time the Registration Statement (or any amendment thereof or supplement thereto) is declared effective by the SEC and (b) the Closing.

ARTICLE VI
PRE-CLOSING COVENANTS AND AGREEMENTS

Section 6.1 Access to Information; Confidentiality. From the date hereof until earlier of the Closing or termination of this Agreement, the Company shall: (a) afford Purchaser and its Representatives reasonable access to and the right to inspect the facilities, assets, premises, books and records, contracts, and agreements of the Company; (b) make the officers and Employees of the Business available to Purchaser and its Representatives as they may from time to time request; (c) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its Representatives may reasonably request; and (d) instruct the Representatives of the Company to cooperate with Purchaser in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Shareholders Representative, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company. All requests by Purchaser for access pursuant to this Section 6.1 shall be submitted or directed exclusively to the Shareholders Representative, or such other individuals as the Shareholders Representative may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, none of the Company, its Representatives, the Shareholders Representative, or the Shareholders shall be required to disclose any information to Purchaser if such disclosure would, in the Shareholders Representative’s sole discretion: (i) result in a waiver of any attorney-client or other privilege; (ii) contravene any applicable Law; or (iii) cause disclosure of any trade secrets, provided that in each such case, the Shareholders and the Company shall cooperate with Purchaser to enable Purchaser to enter into appropriate confidentiality or similar arrangements so that Purchaser may have reasonable access to such information. Prior to the Closing, without the prior written consent of the Shareholders Representative, which consent shall not be unreasonably withheld, conditioned or delayed, Purchaser shall not contact any suppliers to, or customers of, the Company and Purchaser shall have no right to perform invasive or subsurface investigations of the facilities. Purchaser shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.1.

Section 6.2 Conduct of Business Pending the Closing. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, the Company shall use its reasonable best efforts to operate the Business in the Ordinary Course of Business in all material respects. Consistent with the foregoing, the Company shall use reasonable best efforts to keep and maintain the assets of the Company in good operating condition and repair and to use reasonable best efforts consistent with good business practice to maintain the business organization of the Company intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors, and others having business relations with the Company. The Company shall use reasonable best efforts to avoid any of the conditions to Closing set forth in ARTICLE VIII not being satisfied. Without limiting the generality of the foregoing, except as set forth on Schedule 6.2 or to the extent Purchaser otherwise Consents in writing, such consent not to be unreasonably withheld, prior to the Closing, the Company shall not and shall cause its Subsidiary not to:

(a) amend the Organizational Documents of the Company;

(b) (i) issue or sell any Equity Interests of the Company, (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any Equity Interests of the Company, or (iii) split, combine, reclassify, cancel, redeem, or repurchase any Equity Interests of the Company;

(c) sell, lease, transfer, or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any properties or assets of the Company, or used, held for use or useful in the operation of the Business, except in the Ordinary Course of Business;

(d) except for Equipment and Truck Indebtedness, make any capital expenditures in an aggregate amount of more than Seventy-Five Thousand Dollars ($75,000);

(e) except for Equipment and Truck Indebtedness, create, incur, guarantee, or assume any new funded Indebtedness in an aggregate amount of more than Ten Thousand Dollars ($10,000), except for draws under its existing credit facilities and Equipment and Truck Leases;

(f) enter into any material transaction between the Company, on the one hand, and any Shareholder or any Affiliate of any Shareholder, on the other hand, that (i) is not on an arm’s-length basis or (ii) would be binding on the Company or the Business after the Closing;

(g) make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate);

(h) acquire any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise), other than the acquisition of Trucks and Equipment in the Ordinary Course of Business;

(i) create any Subsidiary;

(j) enter into any new line of business not related to the current line of business;

(k) grant any increase in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any Employee or consultant, in each case except (i) base salary or hourly wage increases for Employees or consultants with annual compensation of less than Seventy-Five Thousand Dollars ($75,000) in the Ordinary Course of Business, (ii) as required by Law, (iii) as required by the terms of any existing Contract, Company Benefit Plan, or collective bargaining agreement set forth on Schedule 3.13(a) in effect as of the date hereof, or (iv) for the Change of Control Bonuses (which shall, for the avoidance of doubt, be deemed Transaction Expenses hereunder);

(l) (i) adopt, enter into, amend or terminate any Company Benefit Plan, except immaterial amendments in the Ordinary Course of Business in connection with a renewal thereof, (ii) grant any equity or equity-based award, or (iii) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Benefit Plan, in each case except (x) as required by Law, or (y) as required by the terms of any existing Contract or Company Benefit Plan, or (z) for the Change of Control Bonuses (which shall, for the avoidance of doubt, be deemed Transaction Expenses hereunder);

(m) hire or engage any employee who would be an Employee or consultant with aggregate annual compensation in excess of $100,000, or terminate any Employee or consultant other than for cause;

(n) amend or modify any collective bargaining agreement or other agreement with a labor union or works council;

(o) (i) amend or modify in any material respect any material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, (ii) terminate any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, or (iii) enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, provided that this provision shall not prevent the Company from entering into, renewing, terminating, or modifying any customer contract in the Ordinary Course of Business;

(p) make any material change in any accounting principle, policy, or procedure used by the Company or the Business (other than regarding Taxes, which shall be governed by paragraph (q) below), other than changes required by GAAP or applicable Law;

(q) make or change any Tax election, change any annual Tax accounting period, file any amended Tax Return, enter into any agreement with respect to material Taxes with any Governmental Authority (including a closing agreement under Section 7121 of the Code), settle any Tax claim or assessment, surrender any right to claim a refund for Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes, make any voluntary Tax amnesty or similar filing or adopt or change any accounting principle, policy, or procedure used by the Company regarding Taxes; in each case, other than as required by GAAP or applicable Law;

(r) intentionally cause an acceleration or delay in the collection of any notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(s) intentionally cause a delay or acceleration in the payment of any Accounts Payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the Ordinary Course of Business, except for payment of Transaction Expenses that reduce the Consideration;

(t) offer any material rebates, discounts, commissions, incentives, or inducements for the purchase of products or services that are materially different from those rebates, discounts, commissions, incentives or inducements offered by the Company in the Ordinary Course of Business, or engage in any form of “channel stuffing” or other activity that could reasonably be expected to result in a material reduction, temporary or otherwise, in the demand for the Company’s products and services following the Closing;

(u) make any material change in the Company’s general pricing practices or policies or any change in the Company’s credit or allowance practices or policies other than in the Ordinary Course of Business;

(v) declare, set aside, or pay any dividend or any other distribution with respect to the Shares;

(w) make any changes in its accounting systems, policies or practices;

(x) (i) settle or commence any material Proceeding or (ii) cancel any other debts owed to or claims held by the Company other than, in the case of this sub-clause (ii), in the Ordinary Course of Business;

(y) waive, abandon, or otherwise dispose of any material rights in or to any Business Intellectual Property;

(z) adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization; or

(aa) agree to do, approve, or authorize any of the foregoing.

Section 6.3 Consents and Approvals.

(a) On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable after the date of this Agreement, including taking all reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing, (ii) to obtain all Consents from third parties necessary or appropriate to permit the consummation of the Transactions, including those set forth on Schedules 1.6(f) and 6.3(a) and (iii) to obtain or make each Consent of or with a Governmental Authority that, if not obtained or made, would adversely affect the ability of the Parties to consummate the Transactions; provided, however, that no Party shall have any obligation to offer or pay any consideration (or incur any obligation) in order to obtain any such Consents; and provided, further, that the Shareholders and the Company shall not make any agreement or understanding affecting the Shares, the Company, or the Business as a condition for obtaining any such Consents except with the prior written Consent of Purchaser.

(b) In furtherance and not in limitation of the covenants of the Parties contained in Section 6.3(a)(ii) the Company shall, as promptly as reasonably practicable following the date of this Agreement (i) consult in good faith with Purchaser with respect to such any Consents, or notices, needed under the agreements set forth on Schedules 1.6(f) and 6.3(a), (ii) provide Purchaser with drafts of, and a reasonable opportunity to comment on, the form document for any Consent or notice, to be sought pursuant to this Section 6.3, and (iii) keep Purchaser updated as to the process and status of obtaining such Consents and delivering such notices.

(c) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, the Parties shall (i) cooperate and consult with each other in (A) determining, as promptly as possible, whether any filings or notifications are required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or Orders are required to be obtained from, any Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings and notifications and timely seeking all such actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or Orders, (ii) respond promptly to inquiries from any Governmental Authority in connection with any filings or notifications made pursuant to this Section 6.3 and supply as promptly as practicable, and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions.

(d) As soon as practicable, each Party shall, or shall cause its applicable Affiliate to, use its reasonable best efforts in cooperation with the other Party to take any action (including submitting relevant applications and supplementary information) that may be necessary or required by an applicable Governmental Authority to amend, modify, or apply for the transfer or replacement of the Permits set forth on Schedule 3.12 in the name of the Company or Purchaser, as appropriate, effective as of the Closing or as promptly thereafter as practicable. Until any such amendment, modification, transfer or replacement of the Permits set forth on Schedule 3.12 becomes effective, the Company shall, and shall cause its Subsidiary to, use its reasonable best efforts to preserve and maintain the status of the Permits as in effect immediately prior to the Closing and the Business, Purchaser and the Company shall have the right to operate under such Permits.

(e) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, subject to applicable legal limitations, each Party agrees to (i) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (ii) keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such Transactions, (iii) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings or notifications required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or Orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the Transactions, and (iv) consult with the other in advance of and not participate in any meeting or discussion relating to the Transactions, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it gives the other Party the opportunity to attend and observe, provided the Governmental Authority agrees to allow the other Party to attend. Each Party shall use its reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3(e) in a manner so as to preserve any applicable privilege.

Section 6.4 Registration Statement and IPO.

(a) Purchaser shall use commercially reasonable efforts to complete the IPO and close the Combination Transactions. For the sake of clarity, Purchaser and the Shareholders recognize that the ability of Purchaser to complete the IPO is subject to, among other factors outside of the control of Purchaser, favorable market conditions and that, notwithstanding the prior sentence, Purchaser shall not be required to complete the IPO if the IPO Share Price would be less than $12.75 per share. The Company shall use reasonable best efforts to furnish or cause to be furnished to Purchaser all information concerning the Company that may be reasonably required or requested for inclusion in the Registration Statement, including required financial statements (including pro forma financial statements) of the Business prepared in accordance with SEC guidance including the requirements of Regulation S-X and a related Consent from the Business’s independent public accountants, to the extent required, and will cooperate with Purchaser, and the Underwriters in the preparation of the Registration Statement and the prospectus included in the Registration Statement, and otherwise reasonably cooperate with Purchaser in its due diligence activities in preparation of the Registration Statement.

(b) If at any time during the period in which a prospectus relating to the IPO is required to be delivered under the Securities Act, the chief executive officer or chief financial officer of the Company becomes actually aware that information furnished by the Company for inclusion in the Registration Statement concerning the Shareholders or the Company is misstated in any material respect, the Company shall promptly so advise Purchaser and at Purchaser’s request, shall provide information necessary to correct any such material misstatement. Except for the foregoing limited covenant, nothing in this Agreement or otherwise shall constitute a representation or warranty of, or otherwise impose responsibility on the Company or the Shareholders for, provisions or statements to be included in the Registration Statement, including the disclosures to be set forth therein. Purchaser acknowledges that none of the Company or its advisors have conducted or are responsible for due diligence with respect to the Registration Statement and the disclosures to be set forth therein. Purchaser shall give the Company an opportunity to review and comment on the Registration Statement and all amendments prior to their being filed and be offered an opportunity to ask questions of the officers of Purchaser regarding the matters discussed therein and the transactions contemplated thereby. Purchaser shall consider Company’s comments in good faith.

(c) As requested by Purchaser, the Company shall cooperate in the audit of the Company’s financial statements by Purchaser’s accountants, subject to, and in accordance with, the terms of Section 6.4 of the Stock Purchase Agreement.

(d) Purchaser and its Affiliates shall not be required to (i) propose, offer, commit, agree, or consent to (A) sell, divest, lease, license, transfer, hold separate, or otherwise dispose of any assets, businesses, products or product lines of Purchaser, any of its Affiliates, or the Company, (B) terminate, amend, or modify any existing relationships, ventures, contractual rights or Liabilities of Purchaser, any of its Affiliates, or the Company, or (C) take or agree to take any action that after the Closing would limit the freedom of Purchaser, any of its Affiliates, or the Company with respect to, or its ability to retain, one or more of its or its Affiliates’ (including the Company’s) businesses, product lines, or assets, (ii) contest, defend, or resist any Proceeding brought or threatened to be brought challenging or seeking to enjoin, restrain, prohibit, or otherwise make illegal any of the Transactions, or (iii) appeal or seek to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that enjoins, restrains, prohibits, or otherwise makes illegal any of the Transactions. Purchaser shall provide the Company with updates of material developments with respect to the Combination Transactions and the IPO.

Section 6.5 Road Shows. In connection with this Agreement, the Company shall make available the Company’s executives to participate in customary “road show” presentations that may be reasonably requested by Purchaser.

Section 6.6 Publicity. Except as required by applicable Law, no publicity, release, disclosure or announcement of or concerning this Agreement or the Transactions shall be issued by any Party or any Affiliate or Representative of such Party, without the advance written Consent of the other Parties. Purchaser shall be permitted to make disclosures concerning this Agreement and the other Related Agreements and the Transactions (a) to prospective investors and lenders in connection with financings and acquisitions that it is contemplating; and (b) as required by any Governmental Authority, including pursuant to any applicable securities exchange rules.

Section 6.7 Notification of Certain Matters. From the date of this Agreement, within five (5) Business Days after a Party gains actual knowledge of the event and in any event before Closing, each Party shall notify the other Party in writing (e-mail being sufficient) of (a) any event, change or occurrence that (i) causes a Material Adverse Effect or (ii) causes, or would reasonably be expected to cause, such Party to fail to perform or comply with or breach any covenant or agreement of such party in this Agreement, and (b) any Proceeding commenced or, to Shareholders’ Knowledge or Purchaser’s Knowledge, as applicable, threatened against or otherwise affecting such Party with respect to the Transactions. Each Party shall, on January 31, 2024, and then every sixty (60) days thereafter, until the Closing Date, and in any case, no less than five (5) Business Days prior to the Closing Date, deliver to the other Party modifications, changes or updates to the disclosure schedules delivered by such Party as of the date of this Agreement, in order to disclose or take into account any event, change, or occurrence that would have been required to be disclosed in the disclosure schedules, that arise or occur between the date of this Agreement and the Closing Date and that cause a representation or warranty of such Party to be untrue or inaccurate. Such updated disclosure schedules will modify the applicable representations and warranties for indemnification purposes under Sections 10.2(a) and 10.2(b); provided, however, that no updated information or disclosure schedules provided to by a Party in accordance with this Section 6.7 shall be deemed to cure any breach of representation, warranty or covenant made in this Agreement as of the date of this Agreement.

Section 6.8 Exclusivity. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, none of the Company, the Shareholders Representative and the Shareholders shall, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any other Person relating to a potential business combination with or acquisition of the Company or the Business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests or assets of the Company (a “Competing Transaction”), (b) participate in or continue any activities, discussions, or negotiations regarding a Competing Transaction, or (c) provide information regarding the Company or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Purchaser and its Representatives, in connection with a possible Competing Transaction with such Person. The Company, the Shareholders Representative and the Shareholders shall, and shall cause their Representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. For the avoidance of doubt, the Purchase Transaction shall not be deemed a Competing Transaction.

Section 6.9 Insurance; Indemnification of Directors and Officers.

(a) The Company shall use reasonable best efforts to keep, or cause to be kept, all of the Insurance Policies set forth on Schedule 3.23, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

(b) In the event of any threatened or actual Proceeding, in which any Person who is now, or has been at any time prior to the Closing, a director, officer, or shareholder of the Company (the “D&O Indemnitees”) is, or is threatened to be, made a party thereto based in whole or in part on the fact that such Person is or was a director, officer, or shareholder of the Company with respect to service, acts or omissions occurring at or prior to the Closing, whether in any case asserted or arising before, on or after the Closing, Purchaser shall, or shall cause the Company to, to the same extent as such Persons are entitled to indemnification by the Company as of the date hereof pursuant to the Company’s Organizational Documents, and to the extent permitted under applicable Law, indemnify and hold harmless such D&O Indemnitee from and against any and all Losses, claims, damages, liabilities, costs, expenses. Purchaser shall not amend any of the Company’s Organizational Documents in a manner that would reduce, limit or otherwise negatively affect the rights to indemnification, reimbursement, advancement of expenses, or exculpation of any D&O Indemnitee as in effect immediately prior to the Closing Date.

(c) From and after the Closing, if any D&O Indemnitee brings a claim against the Company or any of its Affiliates in respect of a Proceeding for which such D&O Indemnitee is entitled to indemnification hereunder, such claim must be brought as promptly as reasonably practicable after such D&O Indemnitee learns of such Proceeding and provide the necessary information to Purchaser as it may reasonably request in order to confirm the availability of Section 6.9(b); provided that the failure to so notify shall not affect the obligations of Purchaser under this Section 6.9(c) to the extent such D&O Indemnitee is determined to be eligible, except to the extent such failure to notify actually materially prejudices Purchaser or the Company. Purchaser, at its expense, shall have the right to control the defense of such Proceeding with counsel selected by Purchaser. The Indemnified Person and Purchaser shall use commercially reasonable efforts to cooperate with one another in connection with the defense of any such Proceeding. No settlement of any such Proceeding may be made by Purchaser without the Indemnified Person’s consent, which shall not be unreasonably withheld, conditioned or delayed, except for a settlement which requires no more than a monetary payment for which the Indemnified Person is fully indemnified and which does not require the admission of Liability. No settlement of any such Proceeding may be made by an Indemnified Person without the consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed.

(d) Purchaser shall purchase, or shall cause the Company to purchase, directors’ and officers’ liability insurance covering Persons who are currently directors or officers of any member of the Company for a period of at least six (6) years after the Closing, covering those Persons who are covered on the date of this Agreement by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies; provided that Purchaser shall not be required to expend more than 300% of the aggregate annual premium most recently paid by the Company for its existing directors’ and officers’ insurance policy as of the date of this Agreement (such amount, the “Maximum Annual Premium”). The Company represents and warrants that, as of the date of this Agreement, the annual premium paid by the Company for such existing directors’ and officers’ insurance policy or policies is set forth on Schedule 6.9(d) If such tail policy is not reasonably available or the premium of such tail policy exceeds the Maximum Annual Premium, the Company shall obtain a tail policy with the greatest coverage available for a total premium not exceeding the Maximum Annual Premium.

(e) The provisions of this Section 6.9 are intended to be for the benefit of, and enforceable by, each Indemnified Person, and nothing herein shall affect any indemnification rights that any Indemnified Person may have under the Company’s Organizational Documents as of the Closing Date.

(f) The obligations of the Company and Purchaser under this Section 6.9 shall continue in full force and effect for a period commencing as of the Effective Time and ending on the six (6) year anniversary of the Closing; provided that all rights to indemnification in respect of any claim for indemnification under this Section 6.9 asserted or made within such period shall continue until the final disposition of such claim. For the avoidance of doubt, nothing contained in this Section 6.9 shall (i) confer any rights, remedies or claims (including third-party beneficiary rights) upon any D&O Indemnitee or any other Person, or (ii) be considered or deemed an amendment or modification of any Organizational Documents.

(g) In the event that after the Closing Date, the Company or Purchaser or their successor(s) or assign(s) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor(s) and assign(s) of the Company or Purchaser, as the case may be, honor the indemnification, insurance, and other obligations set forth in this Section 6.9.

Section 6.10 Related Party Transactions. Prior to the Closing, the Company shall and cause its Subsidiary to take such actions as are necessary to (i) settle, effective as of or prior to the Closing, all Related Party Transactions so that, as of the Closing, there are no intercompany Liabilities, fees, payables, or receivables between the Company or its Subsidiary, on the one hand, and any of the Shareholders or their respective Affiliates, on the other hand, and (ii) terminate, effective as of the Closing, all Related Party Transactions (or portions thereof), services, support, and other arrangements, whether written or oral (except for the Contracts set forth on Schedule 6.10), between the Company or its Subsidiary, on the one hand, and any of the Shareholders or their respective Affiliates, on the other hand, and, from and after the Closing, no further rights or Liabilities of any party shall continue under such terminated Contracts (or portions thereof), services, support, or arrangements.

Section 6.11 Resignations. On or prior to the Closing Date, the Company shall cause each officer and director of the Company requested by Purchaser to tender his or her resignation from such position effective as of the Closing.

Section 6.12 PCAOB Audited Financials. The Company shall use reasonable best efforts to cooperate with Purchaser to complete the PCAOB Audited Financials, prepared in accordance with Regulation S-X not later than thirty (30) days from the date hereof.

Section 6.13 Underwriter Lock-Up Agreement. Prior to the initial public filing of the Registration Statement, each Shareholder shall sign the form of lock-up agreement provided by the Underwriters.

Section 6.14 Initial Founders Lock-Up Agreement. The Initial Founders shall each sign a lock-up agreement pursuant to which the restriction applying to the first fifty percent (50%) of the Initial Founder’s shares shall expire six (6) months following the date of such lock-up agreement and the remaining restriction applying to the other fifty percent (50%) of the Initial Founder’s shares shall expire nine (9) months following the date of such Initial Founders lock-up agreement.

Section 6.15 280G. The Company shall (a) use its reasonable best efforts to secure from each Person who has a right to any payments or benefits as a result of or in connection with the Transactions that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such Person’s rights to some or all of such payments or benefits applicable to such Person (“Waived Section 280G Payments”) so that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code and (b) submit to all stockholders of the Company for approval any Waived Section 280G Payments, such that such payments and benefits shall not be deemed to be “parachute payments”. At least five (5) days prior to the Closing Date, the Company shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that (i) a vote of the stockholders of the Company was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any Waived Section 280G Payments (the “280G Stockholder Approval”), or (ii) the 280G Stockholder Approval was not obtained and as a consequence, such Waived Section 280G Payments shall not be made or provided to the extent they would cause any amounts to constitute “parachute payments”. At least five (5) days prior to obtaining the waivers contemplated by this Section 6.15, and prior to seeking such stockholder approval, the Company shall provide drafts of such waivers and such stockholder approval materials to Purchaser for its review and comment (and shall consider any such comments in good faith), in order to ensure that Purchaser is satisfied that the stockholder approval will be sought in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1.

Section 6.16 Third-Party Litigation. The Parties acknowledge that the Company is the plaintiff in the litigation listed on Schedule 6.16 (the “Third-Party Litigation”), and further acknowledge that the Company’s complaint in the Third-Party Litigation seeks money damages from a third party in an unspecified amount. The Parties agree that all fees, costs and expenses arising out of or related to the Third-Party Litigation shall be advanced by the Shareholders based on their respective Pro-Rata Percentages, including legal, consulting, court and expert expenses and costs, regardless of whether any Proceeds become payable to the Shareholders pursuant to this Section 6.16, and that such fees, costs and expenses are to be paid from the Expense Fund; provided, however, that Purchaser will not need to seek any advancement directly from the Shareholders, but may do so directly from the Shareholders Representative. The Shareholders (acting through the Shareholders Representative) shall advance to the Company or counsel for the Company in the Third-Party Litigation an amount sufficient to cover near-term anticipated fees and expenses, so that Purchaser or the Company has sufficient cash-on-hand to pay those costs. Purchaser shall until a final judgment is entered in the Third-Party Litigation or the case is settled or dismissed (a) use commercially reasonable efforts to cooperate with and support the Shareholders Representative and its counsel in the prosecution of the Third-Party Litigation (including discovery responses, and furnishing witnesses and required information) and (b) maintain the Company as a distinct corporation. If, following the Closing, the Company prevails in its claims for money damages (either through settlement or a judgment) and actually receives funds pursuant thereto (any such funds, the “Proceeds”), within ten (10) Business Days after receipt, the Company shall pay the remainder of such Proceeds, less any Taxes payable by the Company and any fees, costs and expenses and other Losses still to be reimbursed to the Company, to the Shareholders Representative for distribution to the Shareholders in accordance with their respective Pro-Rata Percentage. From and after the Closing Date, the Shareholders Representative shall have the right to control all decisions regarding the litigation of the Third-Party Litigation; provided, however, that (A) if the Shareholders or the Shareholders Representative shall not have advanced or paid to the Company or counsel for the Company, as applicable, the costs, fees, and expenses and other amounts contemplated by this Section 6.16 within thirty (30) days of receipt of an invoice, Purchaser and the Company shall have the right to seek to dismiss the Third-Party Litigation without prejudice, and (B) without the prior written consent of Purchaser, which may be withheld, conditioned, or delayed in Purchaser’s sole discretion, the Shareholders Representative and the Shareholders shall not (i) approve any decision that would have any impact on Purchaser, the Company, the conduct of Purchaser, or the Business or would be detrimental to or injure the reputation or future business prospects of Purchaser, the Company, any of their Affiliates, or the Business; (ii) enter into any agreement of any kind that in any manner imposes any obligations or restrictions on Purchaser, the Company, or any of their Affiliates; or (iii) disclose any material confidential information of the Company. The Shareholders Representative shall keep Purchaser and its counsel reasonably informed with respect to all material developments related to the Third-Party Litigation, including material developments with respect to key motions, hearings and firm settlement offers by either party thereto. Purchaser shall have the right to participate in the Third-Party Litigation with legal counsel of its choosing (with appropriate common defense arrangements), and the Shareholders shall pay the reasonable costs, fees and expenses of counsel retained by Purchaser (but only those incurred after the Closing Date). The Shareholders Representative shall reasonably cooperate with Purchaser and its legal counsel and other advisors in connection with such participation, including, subject in each case to the Shareholders Representative’s right to control the Third-Party Litigation, providing notice of hearings, and an opportunity to provide reasonable input in litigation decisions and strategy. Purchaser shall have the right in its sole discretion to agree to entry of any settlement with respect to the Third-Party Litigation; provided, that Purchaser’s agreement shall not be required for a settlement that would not (i) have any impact on Purchaser, the Company, the conduct of Purchaser, or the Business or be detrimental to or injure the reputation or future business prospects of Purchaser, the Company, any of their Affiliates, or the Business; (ii) in any manner impose any obligation or restriction on Purchaser, the Company, or any of their Affiliates; or (iii) disclose any material confidential information of the Company. Purchaser shall have sole control, and the Shareholders Representative shall have no right to control, any claims or counterclaims against the Company, Purchaser or any of their Affiliates arising in connection with or relating to the Third-Party Litigation, and the Shareholders shall pay the costs, fees and expenses of counsel retained by Purchaser in connection therewith; provided, however, that subject to Purchaser’s right to control such claims and counterclaims, the Shareholders Representative will have the right, at Shareholders’ expense, to be reasonably informed of material developments in such claims or counterclaims and to settle those claims or counterclaims subject to the proviso set forth in the immediately preceding sentence.

Section 6.17 Employee Matters. Upon or promptly following Closing, Purchaser shall issue shares of Purchaser Common Stock to certain employees of the Company and its Subsidiary and Affiliates as Change of Control Bonuses in the amounts set forth on Schedule 6.17 and subject to the terms set forth in the applicable equity plan, award agreement and other governing documents.

Section 6.18 Financials. Within ten (10) Business Days following the date hereof, the Company shall deliver to Purchaser (a) (i) an unaudited consolidated balance sheet of the Company for the nine (9) months ended September 30, 2023 (the “Interim Balance Sheet”) and (ii) the related unaudited statements of profit and loss and cash flows for the nine (9) months ended September 30, 2023, and (b) an updated Schedule 3.6(a) in connection therewith.

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1 Taxes.

(a) Tax Returns. Purchaser will, at its cost and expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for taxable periods ending on or prior to the Closing Date that are required to be filed after the Closing Date and for all Straddle Periods. All such Tax Returns shall be prepared and filed in a manner that is consistent with the past practices of the Company, unless otherwise required by applicable Law, and this Agreement. No later than thirty (30) days prior to the due date for filing any such Tax Return, Purchaser shall deliver or cause to be delivered to the Shareholders Representative a draft of such Tax Return for the Shareholders Representative’s review, comment and consent (such consent shall not be unreasonably withheld, delayed or conditioned). Purchaser shall pay the Taxes due on such Tax Returns following the Closing; provided that on and prior to the Closing, the Company shall continue to timely pay its Taxes when due as required by applicable Law with the understanding that certain estimated Taxes may not be remitted to the extent the Company’s good faith projections, including taking into account expenses expected in connection with the Closing (and, for this purpose, the Company may assume the Closing will occur on or before June 30, 2024), support no such remittance, in which case in such circumstance the failure to pay such estimated Tax shall not be a breach of any representation or covenant under this Agreement and shall not give rise to an Indemnified Tax.

(b) Straddle Period. For any Straddle Period, for purposes of this Agreement, Taxes shall be attributable to the portion of such period ending on the Closing Date in an amount equal to: (i) in the case of any gross receipts, income, payroll, sales, or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Business at the end of the Closing Date and (ii) in the case of any Taxes other than gross receipts, income, or similar Taxes, the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(c) Cooperation on Tax Matters. After the Closing, the Shareholders Representative and Purchaser shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires one Party to provide necessary information, records, and documents relating to the Company to the other Party; provided that Purchaser shall not have any obligation to provide or furnish to the Shareholders Representative or any Shareholder any income Tax Return or any consolidated, combined or unitary group Tax Return or portion thereof (including any work papers or related documentation) of Purchaser or its Affiliates. The Shareholders Representative and Purchaser shall cooperate in the same manner in defending or resolving any audit, examination, or litigation relating to Taxes. Purchaser shall retain all Tax Returns and other documents in its possession relating to Tax matters with respect to the Company for any taxable period (or portion thereof) that begins prior to the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and documents relate.

(d) Transfer Taxes. All Transfer Taxes shall be borne equally by the Shareholders and Purchaser when due, and the Party required by applicable Law to file any Tax Return related to Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the other Party shall join in the execution of any such Tax Returns and other documentation. The Party responsible for filing any such Tax Returns shall provide to the other Party evidence of timely filing and payment of all such Transfer Taxes. All expenses incurred in connection with the preparation and filing of any applicable Tax Return with respect to Transfer Taxes shall be paid equally by the Shareholders and Purchaser when due. The Parties shall reasonably cooperate in obtaining any available exemption or reduction to such Transfer Taxes.

(e) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, Purchaser and the Company shall not be bound thereby or have any liability thereunder. For the avoidance of doubt, this Section 7.1 does not apply to any Contract the principal subject matter of which does not relate to Taxes.

(f) Limitation on Actions Affecting Pre-Closing Tax Periods. On or after the Closing Date, none of Purchaser, the Company, or any of their Affiliates shall, without the prior written consent of the Shareholders Representative (not to be unreasonably withheld, conditioned or delayed), (i) make, revoke, or change any Tax election with respect to the Company applicable to a Pre-Closing Tax Period or Straddle Period, (ii) file (except filing a Tax Return first due after the Closing Date pursuant to Section 7.1(a)), re-file, amend, or otherwise modify any Tax Return relating to any Pre-Closing Tax Period or Straddle Period, or (iii) enter into any closing agreement, initiate any voluntary disclosure process or similar process with any taxing authority, settle any Tax claim, extend or waive the limitation period applicable to any Tax claim, or surrender any right to claim for a refund of Taxes; in each case, that could reasonably be expected to result in any liability for the Shareholders (or a reduction in a refund or Tax asset that is or was for the benefit of the Shareholders). No election under Section 338 or Section 336 of the Code (or any similar provisions under state or local Tax Law) will be made with respect to the Transactions.

(g) Tax Treatment. It is intended that the contribution of the Contributed Equity Interests shall be treated as a contribution of the Contributed Equity Interests by the Shareholders to Purchaser in exchange for Purchaser Common Stock pursuant to Section 351(a) of the Code, for U.S. federal income Tax purposes and, as applicable, state and local income Tax purposes as part of a single integrated transaction with the issuances of Purchaser Common Stock pursuant to the IPO and acquisition of certain other Combining Companies. The Parties shall file all income Tax Returns in a manner consistent with such intent, and shall not voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any Tax Proceeding or otherwise unless otherwise required to do so pursuant to a final determination within the meaning of Section 1313 of the Code.

Section 7.2 Books and Records; Access and Assistance.

(a) On the Closing Date, the Company shall deliver or cause to be delivered to Purchaser or the Company any Business Records and other accounting, legal, auditing, Tax, and other books and records of the Business relating to (i) the conduct of the Business or (ii) the ownership of the Company, in each case prior to the Closing Date, that are not otherwise in the possession of the Company.

(b) For a period of seven (7) years after the Closing Date, Purchaser shall retain, or cause a Subsidiary to retain, all Business Records and other accounting, legal, auditing, Tax, and other books and records of the Business relating to (i) the conduct of the Business or (ii) the ownership of the Company, in each case prior to the Closing Date. Notwithstanding the foregoing, Purchaser may dispose of any such Business Records or other books and records during such seven (7) year period if the same are first are offered in writing to the Shareholders Representative and not accepted by the Shareholders Representative within thirty (30) days of such offer.

(c) After the Closing Date, Purchaser shall permit the Shareholders Representative to have reasonable access to, and to inspect and copy, at the Shareholders Representative’s expense, any Business Records and other books and records referred to in Section 7.2(b) that the Shareholders Representative requires for financial reporting, or accounting purposes. The Shareholders Representative shall keep confidential all such Business Records and other books and records in accordance with Section 7.3(b).

(d) If after the Closing any Party is contesting or defending against any Proceeding, hearing, investigation, claim, or demand relating to (i) any Transaction or (ii) any fact, situation, condition, event, action, failure to act, or transaction occurring prior to the Closing Date involving the Company or the Business, the other Party shall (A) fully cooperate with the contesting or defending party and its counsel in, and assist the contesting or defending party and its counsel with, the contest or defense, (B) make available such other Party’s personnel (including for purposes of fact finding, consultation, interviews, depositions, and, if required, as witnesses), and (C) provide such information, testimony, and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including reimbursement for employee compensation and benefits costs) of the contesting or defending Party, provided, however, that the foregoing shall not apply to any matter for which the contesting or defending Party is seeking indemnification under ARTICLE X or involving a dispute between the Parties.

Section 7.3 Confidentiality.

(a) Purchaser acknowledges that the information being provided to it in connection with the Transactions is subject to the Confidentiality Agreement. Effective upon the Closing, and without further action by any Party, the Confidentiality Agreement shall terminate.

(b) Following the Closing, the Shareholders shall keep confidential all information relating to the Company and the Business, except to the extent such information is required to be disclosed by applicable Law, in which case the Shareholders shall (i) provide Purchaser with prompt written notice of such requirement so that Purchaser may seek an appropriate protective order or other remedy or waive compliance, in whole or in part, with this Section 7.3(b), (ii) cooperate with Purchaser, at Purchaser’s expense, to obtain such protective order or other remedy, (iii) disclose only the portion of that information the Company or its Representative is advised in writing by its counsel is legally required to be disclosed, (iv) before making any disclosure, provide Purchaser with the text of the proposed disclosure and consider in good faith Purchaser’s suggestions concerning the scope and content of the information to be disclosed, and (v) use its commercially reasonable efforts to preserve the confidentiality of all information so disclosed.

(c) If this Agreement is terminated after the date hereof, but before the Closing Date, the terms and provisions of the Confidentiality Agreement shall control and the Parties shall use commercially reasonable efforts to preserve the confidentiality of all information disclosed.

Section 7.4 Agreement Not to Compete or Solicit.

(a) In furtherance of the contribution of the Contributed Equity Interests to Purchaser under this Agreement and to more effectively protect the value and goodwill of the Company and the Business represented thereby, the Company and the Shareholders covenant and agree that, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the Shareholders shall not directly or indirectly:

(i) own, manage, operate, control, participate in, consult or perform services for, sell materials to, or otherwise carry on, whether as principal, agent, independent contractor, consultant, partner, or otherwise, any business similar to or competitive with the Business anywhere in the United States (it being acknowledged by the Shareholders that the Business has been conducted or is proposed to be conducted throughout such area and such geographic restriction is reasonable and necessary to protect the value and goodwill of the Company and the Business);

(ii) (A) induce or encourage, or attempt to induce or encourage, any customer, vendor, supplier, licensor, licensee, or other business relation of the Company or the Business to cease doing business with the Company or the Business or (B) in any way interfere with the relationship between the Company or the Business on the one hand and any customer, vendor, supplier, licensor, licensee, or other business relation of the Company or the Business on the other hand; or

(iii) (A) induce, encourage, solicit or recruit, or attempt to solicit or recruit, any officer, employee, independent contractor, representative, or agent of the Company or any Employee to leave the employ of the Business or the Company or (B) hire any such individual.

(b) Notwithstanding the foregoing, (i) nothing in Section 7.4(a) shall prohibit the Shareholders from (A) being a passive owner of not more than five percent (5%) of the outstanding Equity Interests of any Person that is publicly traded, so long as the Shareholders have no active participation in the business of such Person or (B) being a passive owner of the Equity Interests of any Person that is exclusively involved in transportation logistics software, and (ii) nothing in Section 7.4(a)(ii) shall prohibit the Shareholders from (A) making general employment solicitations, not specifically directed at employees of the Business or the Company, and hiring any individuals who respond to such solicitations or (B) soliciting, recruiting, or hiring any individual who has not been employed by the Business or the Company for at least six (6) months, so long as the Shareholders did not have any contact with such individual in violation of Section 7.4(a)(iii) prior to the end of such individual’s employment with the Business or the Company.

(c) The Shareholders acknowledge and agree that (i) the covenants set forth in this Section 7.4 are reasonable in geographical and temporal scope and in all other respects, (ii) Purchaser would not have entered into this Agreement and the Related Agreements but for the covenants contained herein, (iii) the covenants contained herein have been made in order to induce Purchaser to enter into this Agreement from which the Shareholders will receive substantial benefit, and (iv) if, at the time of enforcement of the covenants set forth in this Section 7.4, a court shall hold that the duration or scope restrictions stated therein are unreasonable under circumstances then existing or are too onerous and are not necessary for the protection of Purchaser, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be instituted for the stated duration, scope or area or that such court may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect Purchaser.

(d) The Shareholders agree that the remedies at law for any breach of the provisions of this Section 7.4 would be inadequate and that, in addition to any other remedies that Purchaser may have, Purchaser shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damages or posting bond. To the extent that any part of this Section 7.4 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable.

Section 7.5 Release. Effective as of the Closing, each Shareholder, for such Shareholder and on behalf of its Affiliates, and each of its and their respective successors, assigns, heirs, and executors (each, a “Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Releasor has, may have, or may assert now or in the future against the Company, the Business, any current or former officer, director, manager, employee, agent, or representative of the Company, the Business, or any of their respective successors, assigns, heirs, and executors arising out of, based upon, or resulting from any Contract, transaction, event, circumstance, action, failure to act, occurrence, or omission of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the Closing. Notwithstanding the foregoing, nothing in this Section 7.5 shall be deemed to release or waive any rights or remedies of any Releasor under (a)(i) this Agreement or the Related Agreements, or (ii) the Stock Purchase Agreement (or the Related Agreements, as defined in the Stock Purchase Agreement), or (b) any rights to current or future compensation or benefits to a Releasor incurred in the ordinary course of such Releasor’s employment or service as a director of Purchaser. This Section 7.5 is not intended to be a waiver of any right to indemnification of any equityholder, director, officer, manager or employee of the Company and its Subsidiary under or pursuant to this Agreement, the Stock Purchase Agreement or the Organizational Documents of the Company and its Subsidiary. It is the intention of the Shareholders that such release shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, the Shareholders hereby expressly waive, effective as of the Closing, any and all rights and benefits conferred upon it, by the provisions of Law and expressly consents that the release set forth in this Section 7.5 will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this Section 7.5.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions are subject to the satisfaction (or waiver in writing by the Company, the Shareholders, and Purchaser) of the following conditions as of the Closing Date:

(a) Injunction. No Governmental Authority shall have entered or issued any Order preventing, enjoining, or making illegal the consummation of any of the Transactions and no Law shall have been enacted or shall be deemed applicable to any of the Transactions which makes the consummation of any of such Transactions illegal.

(b) Registration Statement. The Registration Statement has been declared effective.

(c) IPO Share Price. The IPO Share Price shall be not less than $12.75 per share.

(d) Other Closings. Closing of the other Combination Agreements (including, for the avoidance of doubt, the closing of the Purchase Transaction) and closing of the IPO have each taken place concurrently with the closing of the Transactions.

Section 8.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction (or waiver in writing by Purchaser) of the following additional conditions as of the Closing Date:

(a) Representations and Warranties. Each of the Fundamental Representations of the Company and the Shareholders, as applicable, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date), except for de minimis inaccuracies. Each of the other representations and warranties of the Company and the Shareholders set forth in ARTICLE III and ARTICLE IV (disregarding all qualifications as to materiality or Material Adverse Effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect, except in the case of Actual Fraud.

(b) Performance of Obligations. The Company and the Shareholders shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by the Company and the Shareholders under this Agreement on or prior to the Closing Date.

(c) No Proceedings. No Proceeding shall be pending by or before any Governmental Authority seeking to, or wherein an unfavorable Order would, (i) prevent the consummation of any of the Transactions, (ii) make illegal any of the Transactions, (iii) cause any of the Transactions to be rescinded following the Closing, or (iv) impose any conditions, restrictions, undertakings, or limitations that, individually or in the aggregate, in the reasonable judgment of Purchaser, would impair, or could reasonably be expected to impair, the ability of Purchaser to consummate any of the Transactions or would adversely affect, or could reasonably be expected to adversely and materially affect, the expected economic benefits to Purchaser arising from the consummation of the Transactions.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.

(e) Required Consents. Purchaser shall have received the written Consents set forth on Schedule 1.6(f) in form and substance satisfactory to Purchaser.

(f) Closing Deliveries. Purchaser shall have received from the Company, as applicable, each delivery required pursuant to Section 1.6.

(g) IPO. Purchaser shall have approved the pricing and other terms of the IPO.

No waiver by Purchaser of any condition based on the accuracy of any representation or warranty of the Company or the Shareholders, or on the Company’s or the Shareholders’ performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of Purchaser or any other Purchaser Indemnified Party provided for in this Agreement based on such representation, warranty, covenant, or agreement.

Section 8.3 Additional Conditions to Obligations of the Company. The obligations of the Company and the Shareholders to consummate the Transactions are subject to the satisfaction (or waiver in writing by the Company and the Shareholders Representative (on behalf of the Shareholders)) of the following additional conditions as of the Closing Date:

(a) Representations and Warranties. Each of the Fundamental Representations of Purchaser shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date), except for de minimis inaccuracies. Each of the other representations and warranties of Purchaser set forth in ARTICLE V (disregarding all qualifications as to materiality set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date).

(b) Performance of Obligations. Purchaser shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by such Party under this Agreement on or prior to the Closing Date, including the payments contemplated by Section 1.4.

(c) Closing Deliveries. The Company shall have received from Purchaser, as applicable, each delivery required pursuant to Section 1.5.

No waiver by the Company of any condition based on the accuracy of any representation or warranty of Purchaser, or on Purchaser’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of the Company or the Shareholders or any other Shareholder Indemnified Party provided for in this Agreement based on such representation, warranty, covenant, or agreement.

Section 8.4 Frustration of Closing Conditions. No Party may rely, whether as a basis for not consummating the Transactions or terminating this Agreement or otherwise, on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the Transactions may be abandoned, by written notice delivered by the terminating Party to the other Party (other than in the case of Section 9.1(a)) at any time prior to the Closing:

(a) by the mutual written agreement of the Company and Purchaser;

(b) by either the Company or Purchaser, if the Closing does not occur on or prior to May 31, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date; provided, further, that if the sole reason that Closing has not occurred by the Outside Date is that the financial information included in Purchaser’s Registration Statement is required to be updated (gone “stale”) in accordance with SEC rules, July 31, 2024 will be substituted for May 31, 2024 as the Outside Date;

(c) By either the Company or Purchaser, if any of the conditions set forth in Section 8.1 has become incapable of being satisfied on or prior to the Outside Date;

(d) by Purchaser, if the Company or the Shareholders breach or fail to perform in any material respect any of their respective representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 8.1 or Section 8.2 and (B) (1) if capable of being cured, has not been cured by the Company or the Shareholders, as applicable, by the earlier of the Outside Date and the date that is thirty (30) days after the Company’s receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 9.1(d) or (2) is incapable of being cured;

(e) by the Company, if Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 8.1 or Section 8.3 and (B) (1) if capable of being cured, has not been cured by Purchaser by the earlier of the Outside Date and the date that is thirty (30) days after Purchaser’s receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(e) or (2) is incapable of being cured; or

(f) by the Company or Purchaser, if no fewer than all three Underwriters withdraw from the IPO process or notify Purchaser that completing the IPO by May 31, 2024 is unfeasible.

A termination by the Company will be effective to terminate this Agreement for the Company and all of the Shareholders, and all of the Shareholders will be subject to such termination made by the Company.

Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement will immediately become void and have no further force or effect, and no Party will have any Liability to any other Party; provided, however, that (a) the first sentence of Section 7.3(a), this Section 9.2, and ARTICLE XI will survive such termination and (b) no such termination will relieve any Party from Liability for any Actual Fraud or willful breach of this Agreement by such Party prior to such termination.

ARTICLE X
INDEMNIFICATION

Section 10.1 Survival.

(a) The Parties, intending to modify any applicable statute of limitations, agree that (i) the respective representations and warranties of the Company, the Shareholders, and Purchaser in this Agreement and in any certificate delivered pursuant to this Agreement, and the obligations of the Company, the Shareholders, and Purchaser pursuant to Section 10.2 and Section 10.3, with respect to such representations and warranties, shall survive the Closing for a period of twelve (12) months after the Closing Date, except that the Fundamental Representations and the portion of any certificate delivered pursuant to this Agreement relating to the Fundamental Representations, (ii) the obligations of the Shareholders pursuant to Section 10.2(d), with respect to Indemnified Taxes, shall survive the Closing for a period of twelve (12) months after the Closing Date, and (iii) the obligations of the Shareholders and Purchaser pursuant to Section 10.2 and Section 10.3, respectively, with respect to the Fundamental Representations, shall survive the Closing for a period of five (5) years after the Closing Date (each such applicable termination date and expiration date, the applicable “Survival Date”).

(b) The Parties agree that (i) the respective covenants and agreements of the Company, the Shareholders, and Purchaser contained in this Agreement that were to be performed at or prior to the Closing, and the obligations of the Shareholders, and Purchaser pursuant to Section 10.2 and Section 10.3, respectively, with respect to such covenants and agreements, shall survive the Closing for a period of twelve (12) months after the Closing Date and (ii) all other covenants and agreements contained in this Agreement, and the obligations of the Shareholders, on the one hand, and Purchaser, on the other hand, pursuant to Section 10.2 and Section 10.3, respectively, with respect to such covenants and agreements, shall survive for thirty (30) days following the period of time for which such covenants or agreements are required to be performed.

(c) With respect to any claim for indemnification pursuant to this ARTICLE X, an Indemnifying Person will not have any Liability based thereupon or arising therefrom unless a Claim Notice for such claim is delivered to such Indemnifying Person on or prior to the applicable Survival Date. Notwithstanding the foregoing, (i) all representations, warranties, covenants, and agreements related to any claim for indemnification asserted within the applicable survival period set forth in Section 10.1(a) or Section 10.1(b) (if any), and the Indemnifying Person’s obligations pursuant to this ARTICLE X, shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made.

Section 10.2 Indemnification by the Shareholders. From and after the Closing, subject to the provisions of this ARTICLE X, the Shareholders shall, severally (based on their respective Pro-Rata Percentages) and not jointly, indemnify Purchaser and its Affiliates (including the Company), and each of their respective Representatives, successors, and assigns (each, a “Purchaser Indemnified Party”) against, be liable to Purchaser Indemnified Parties for, and hold each Purchaser Indemnified Party harmless from any and all Losses suffered or incurred by such Purchaser Indemnified Party as a result of or arising out of:

(a) any breach of or inaccuracy in any representation or warranty made by the Company in ARTICLE III or in any certificate delivered pursuant to this Agreement;

(b) any breach of or inaccuracy in any representation or warranty made by the Shareholders in ARTICLE IV or in any certificate delivered pursuant to this Agreement;

(c) any breach of or failure by the Company or any Shareholder or the Shareholders Representative at any time under this Agreement to perform of any covenant or agreement of the Company for the period on or prior to Closing or any Shareholder at any time contained in this Agreement;

(d) any Closing Date Indebtedness of the Company outstanding as of the Closing and not taken into account in calculating the Closing Date Indebtedness for purposes of the Final Consideration (as defined in the Stock Purchase Agreement) (which calculation shall include all of the Indebtedness set forth on Schedule 10.2(d));

(e) any Transaction Expenses not taken into account in calculating the Final Consideration (as defined in the Stock Purchase Agreement);

(f) any Indemnified Taxes; and

(g) the Third-Party Litigation and the failure by any Shareholder or the Shareholders Representative to perform any covenant or agreement contained in Section 6.16.

Section 10.3 Indemnification by Purchaser. From and after the Closing, subject to the provisions of this ARTICLE X, Purchaser shall indemnify the Shareholders and their Affiliates, Representatives, successors, and assigns (each, a “Shareholder Indemnified Party”) against, be liable to Shareholder Indemnified Parties for, and hold each Shareholder Indemnified Party harmless from any and all Losses suffered or incurred by such Shareholder Indemnified Party as a result of, arising out of, or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by Purchaser in ARTICLE V or in any certificate delivered pursuant to this Agreement; and

(b) any breach of or failure by Purchaser to perform any covenant or agreement of Purchaser contained in this Agreement.

Section 10.4 Certain Matters Relating to Indemnification.

(a) The Shareholders shall not be required to indemnify Purchaser Indemnified Parties under Section 10.2(a) or Section 10.2(b) unless the aggregate amount of Losses for which the Shareholders would, but for this Section 10.4(a), be required to indemnify under Section 10.2(a) and Section 10.2(b) exceeds Five Hundred Thirty One Thousand Five Hundred Nineteen Dollars ($531,519) (the “Deductible”) (and, for clarity, any losses subject to the Deductible (as such term is defined under the Stock Purchase Agreement) will be counted for purposes of attaining the Deductible under this Agreement); provided, however, that the Deductible will not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of the Shareholders’ Fundamental Representations or any of the Company’s representations and warranties under Section 3.16(a) (Taxes). From and after Closing, subject to Section 10.4(f) below, the sole recourse of Purchaser Indemnified Parties for any (i) breach of or inaccuracy of a representation or warranty of the Company and the Shareholders under this Agreement or (ii) Indemnified Taxes shall, in each case, be to make a claim against the Escrow Shares; provided, however, that this limitation will not apply to any Losses arising out of any Actual Fraud with respect to a Shareholder that committed the Actual Fraud or a breach of or inaccuracy in any of such Shareholder’s Fundamental Representations. Any indemnification payment to which any Purchaser Indemnified Party is entitled under Sections 10.2(c) to (d) or with respect to a Fundamental Representation, shall first be made as a payment to such Purchaser Indemnified Party from the Escrow Shares and, if and when the Escrow Shares have been depleted, any such payment shall be made by the Shareholders, it being understood that the Escrow Shares shall in no way limit the aggregate amount of indemnification to which any Purchaser Indemnified Party is entitled under Sections 10.2(c) to (d), with respect to a Fundamental Representation, subject to the provisions of this ARTICLE X.

(b) Subject to Section 10.4(f) below, except in the case of Actual Fraud committed by the applicable Shareholder, Purchaser Indemnified Parties shall have no claim pursuant to Section 10.2(a) and Section 10.2(b) against a Shareholder for Losses in excess of the lesser of (i) the amount of such Shareholder’s proceeds received from the Consideration, and (ii) such Shareholder’s Pro-Rata Percentage of the Losses of the Purchaser Indemnified Party with respect to such claim.

(c) Purchaser shall not be required to indemnify Shareholder Indemnified Parties under Section 10.3(a) for any Losses (i) unless the aggregate amount of Losses for which Purchaser would be required to indemnify under Section 10.3(a) exceeds the Deductible, in which case Purchaser shall indemnify Shareholder Indemnified Parties for all such Losses that exceed the Deductible; provided, however, that the Deductible will not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of Purchaser’s Fundamental Representations and (ii) in excess of Seven Million Dollars ($7,000,000) (and, for clarity, any losses paid to a Shareholder Indemnified Party under the Stock Purchase Agreement will be counted for purposes of attaining this cap amount); provided, however, that this limitation will not apply to any Losses arising out of any Actual Fraud with respect to Actual Fraud committed by Purchaser or any breach or inaccuracy in any of Purchaser’s Fundamental Representations. The aggregate liability of Purchaser for Losses under Section 10.2(a) shall not in any event exceed the amount of the Consideration, and Shareholder Indemnified Parties shall have no claim against Purchaser pursuant thereto for Losses in excess of the amount of the Consideration, except in the case of Actual Fraud.

(d) Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement is qualified by materiality, “Material Adverse Effect,” or any other similar qualification, such qualification will be ignored and deemed not included in such representation or warranty for purposes of (i) determining whether there has been a breach of or inaccuracy in such representation or warranty and (ii) calculating the amount of Losses resulting from, arising out of, or relating to such breach or inaccuracy.

(e) Any specific matter for which an Indemnified Person would otherwise be entitled to indemnification under the terms of this ARTICLE X shall not be an indemnifiable Loss to the extent such matter is reflected in the calculation of the Consideration as finally determined in accordance with this Agreement; provided, however, that, if the Loss is in excess of the specific reserve or the amount included in the Consideration, then a Purchaser Indemnified Party may make a claim for the amount in excess of such reserve or amount included in the calculation of the Consideration.

(f) No provision of this Agreement or the Stock Purchase Agreement shall be construed to provide an indemnity or other recovery for any Losses for which an Indemnified Person has recovered under any other provision of this Agreement, the Stock Purchase Agreement, or any other agreement, certificate or action at law or equity. Additionally, an Indemnified Person shall seek recovery for Losses arising from the same facts and circumstances contemporaneously under this Agreement and the Stock Purchase Agreement, and in the event such Indemnified Person is determined to (i) have the right to recover Losses under this Agreement, then such Indemnified Person shall also have the right to recover such Losses under the Stock Purchase Agreement, and twenty-five percent (25%) of such Losses shall be recovered under this Agreement and seventy-five percent (75%) of such Losses shall be recovered under the Stock Purchase Agreement, or (ii) not have any right to recover such Losses under this Agreement, then such Indemnified Person shall not have any right to recover Losses under the Stock Purchase Agreement arising from such same facts and circumstances.

(g) For the purposes of satisfying indemnification claims against the Shareholders under this ARTICLE X (including from the Escrow Shares), the Purchaser Common Stock shall be valued based on the Fair Market Value of the Purchaser Common Stock (as adjusted for stock splits, stock dividends and the like), at the time the indemnification claim shall have been finally resolved and payment is made in respect thereof; provided, however, that in lieu of any fractional share of Purchaser Common Stock, each Indemnified Person who would otherwise be entitled to such fractional share of Purchaser Common Stock shall be entitled to receive an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) such fractional amount and (ii) the Fair Market Value of the Purchaser Common Stock (as adjusted for stock splits, stock dividends and the like) at the time the indemnification claim shall have been finally resolved and payment is made in respect thereof.

Section 10.5 Claims.

(a) As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, the Indemnified Person shall give written notice of such claim to the Indemnifying Person (a “Claim Notice”); provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is materially prejudiced thereby. The Claim Notice shall set forth in reasonable detail the facts and circumstances giving rise to such claim for indemnification (to the extent known by the Indemnified Person) and the amount of Losses suffered or incurred and a reasonably detailed explanation of the calculation thereof or that the Indemnified Person reasonably believes it will or may suffer or incur, and copies of written evidence thereof, including in the case of claims based on a Third Party Claim, copies of all notices, pleadings, and other documents or instruments served on or received by the Indemnified Person, in each case, to the extent available and not otherwise subject to attorney-client privilege.

(b) If the Indemnifying Person does not object in writing to such claim within thirty (30) days after receiving such Claim Notice, it shall be conclusively established for purposes of this Agreement that such claim is within the scope of and subject to indemnification pursuant to this ARTICLE X and, subject to Section 10.4, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person, and the Indemnifying Person shall promptly pay to the Indemnified Person, the amount of such indemnifiable claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 10.2 or Section 10.3 in respect of such claim), and no later objection by the Indemnifying Person shall be permitted. If within such thirty (30) day period the Indemnifying Person objects in writing to such claim, then the amount of indemnification to which the Indemnified Person shall be entitled shall be determined by (x) the written agreement of the Indemnified Person and the Indemnifying Person, or (y) a final Order of any court of competent jurisdiction (each, a “Final Determination”). The Order of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 10.6 Notice of Third Party Claims; Assumption of Defense.

(a) As promptly as is reasonably practicable after receiving notice of the assertion of any claim or demand, or the commencement of any Proceeding, by any Person who is not an Indemnified Person in respect of which indemnification may be sought under this Agreement (a “Third Party Claim”), the Indemnified Person shall give a Claim Notice (in the form contemplated by Section 10.5(a)) to the Indemnifying Person in respect of such Third Party Claim; provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is materially prejudiced thereby.

(b) The Indemnifying Person may, at its own expense, (i) participate in the defense of any such Third Party Claim, and (ii) upon written notice delivered to the Indemnified Person within thirty (30) days of the receipt of the Claim Notice (subject to the conditions and limitations set forth below), assume and control the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Person; provided, however, that as a condition precedent to the Indemnifying Person’s right to assume control of such defense, it must first: enter into an agreement with the Indemnified Person (in form and substance reasonably satisfactory to the Indemnified Person) pursuant to which the Indemnifying Person agrees to be fully responsible for, and to provide full indemnification to the Indemnified Person for, all Losses relating to such Third Party Claim; (subject to any limitations applicable under ARTICLE X); and, provided further, however, that the Indemnifying Person shall not have the right to assume control of the defense of such Third Party Claim, and shall pay the fees and expenses of counsel retained by the Indemnified Person, if (1) such Third Party Claim seeks non-monetary relief (in whole or in part) or relates to or arises in connection with any criminal Proceeding, (2) the Indemnified Person reasonably believes an adverse determination with respect to such Third Party Claim would be detrimental to or injure the reputation or future business prospects of the Indemnified Person or any of its Affiliates, (3) the named parties in any such action (including any impleaded parties) include both the Indemnified Person and the Indemnifying Person (or their respective Affiliates) and the representation of both parties by the same counsel would be inappropriate due to actual conflicts of interest between them, (4) a Shareholder is the Indemnifying Person and such Third Party Claim seeks money damages in excess of the difference between Seven Million Dollars ($7,000,000) and the amount of any indemnifiable Losses from other indemnification claims made under this Agreement and the Stock Purchase Agreement by more than twenty-five percent (25%) of such difference, (5) the Indemnifying Person fails to actively and diligently conduct the defense of such Third Party Claim, or (6) a Shareholder is the Indemnifying Person and the Indemnified Person reasonably believes the defense of such Third Party Claim would adversely affect the Indemnified Person’s relationship with any of its material customers, suppliers, or other business relationships.

(c) If the Indemnifying Person is permitted to assume and control the defense of any Third Party Claim and elects to do so, the Indemnified Person shall have the right to employ counsel separate from the counsel employed by the Indemnifying Person in such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless (i) the employment thereof has been specifically authorized by the Indemnifying Person in writing or (ii) the Indemnified Person has been advised by legal counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Person and the Indemnified Person. If the Indemnified Person controls the defense of any Third Party Claim, the Indemnifying Person shall have the right to participate in the defense thereof through its own counsel, including being informed of developments with respect to the proceeding and being given copies of notices, pleadings, and other documents or instruments served on or received by the Indemnified Person and its counsel, but excluding any information protected from disclosure under attorney-client privilege.

(d) Regardless of which Party controls the defense of any Third Party Claim, the Parties shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution of such Third Party Claim, including by providing or making available to the controlling Party all witnesses, pertinent records, materials, access to relevant employees, and information relating thereto in such Party’s possession or under such Party’s control (or in the possession or control of any of its Representatives) as is reasonably requested by the controlling Party or its counsel.

Section 10.7 Settlement or Compromise.

(a) If the Indemnified Person is controlling the defense of any Third Party Claim, the Indemnified Person shall obtain the prior written Consent of the Indemnifying Person (such Consent not to be unreasonably withheld, conditioned, or delayed) before entering into any settlement or compromise of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Person will have the right to settle or compromise any such Third Party Claim without such Consent, provided that in such event the Indemnified Person shall waive any right to indemnification with respect to such Third Party Claim unless such Consent is unreasonably withheld, conditioned, or delayed.

(b) If the Indemnifying Person is controlling the defense of such Third Party Claim, the Indemnifying Person shall obtain the prior written Consent of the Indemnified Person before entering into any settlement or compromise of such Third Party Claim unless (i) such settlement or compromise involves only payment of money damages, (ii) all such money damages will be the responsibility of, and paid in full by, the Indemnifying Person, (iii) such settlement or compromise does not impose an injunction or other equitable relief on, and contains no admission of wrongdoing by, the Indemnified Person, and (iv) such settlement or compromise includes a complete and unconditional release of the Indemnified Person.

Section 10.8 Duty to Mitigate; Calculation of Losses. Each Indemnified Person shall take, and cause its controlled Affiliates to take, commercially reasonable steps to mitigate any Losses for which such Indemnified Person is entitled to indemnification under this Agreement; provided, however, that in no event shall an Indemnified Person be required to instigate litigation or arbitration or change its course of dealing in order to mitigate Losses against any customer or supplier of the Company or Purchaser. Notwithstanding anything to the contrary in this Agreement, the amount of any Losses suffered or incurred by any Indemnified Person shall be calculated after giving effect to (a) any insurance proceeds actually received by the Indemnified Person with respect to such Losses from third party insurers, net of (i) all out-of-pocket costs and expenses relating to collection of such amounts from such insurers, (ii) any deductible associated therewith, and (iii) any increase in premiums resulting therefrom, (b) any Tax benefit actually realized by the Indemnified Person with respect to such Losses solely to the extent actually received in the form of a reduction in Taxes payable for the year or a Tax refund or a credit in lieu of a cash Tax refund, in each case determined on a “with and without” basis in the year in which the corresponding indemnity payment is made or any prior year, and (c) the terms of Section 10.4. If the amount of any claim or Loss shall, at any time subsequent to payment pursuant to this ARTICLE X, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnified Person to the related Indemnifying Person. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL THE COMPANY, SHAREHOLDERS OR PURCHASER BE LIABLE UNDER THIS ARTICLE X FOR PUNITIVE DAMAGES OR EXEMPLARY DAMAGES (OTHER THAN THOSE PAID TO A THIRD PARTY), REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH LOSSES OR DAMAGES ARE SOUGHT.

Section 10.9 Consideration Adjustments. To the extent permitted by Law, any amounts payable under Section 10.2 or Section 10.3 shall be treated by Purchaser and the Shareholders as an adjustment to the Consideration for Tax purposes.

Section 10.10 No Right of Contribution. Each Shareholder hereby irrevocably waives and releases any right of contribution, subrogation or indemnification against the Company with respect to any claim for indemnification for which such Shareholder is or becomes liable under this Agreement and any payment that such Shareholder is or becomes obligated to make to any Purchaser Indemnified Party pursuant to this ARTICLE X.

Section 10.11 Exclusive Remedy. From and after the Closing, except in the case of claims for Actual Fraud against the Person who committed the Actual Fraud, the sole and exclusive Liability of the Parties under or in connection with this Agreement and the Transactions, and the sole and exclusive remedy of the Indemnified Persons with respect to any of the foregoing, shall be as set forth in this ARTICLE X, Section 7.4(d), and Section 11.4, and in the Stock Purchase Agreement.

Section 10.12 Release of Escrow Shares. Within two (2) Business Days following the date that is one (1) year from the Closing Date, the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, distribute the remaining portion of the Escrow Shares, if any, to the Shareholders Representative; provided that if, on or prior to such date any Purchaser Indemnified Party has delivered a Claim Notice to any Indemnifying Person for which there has not been a Final Determination or with respect to which any amounts to be satisfied from the Escrow Shares are then outstanding, the applicable number of Escrow Shares sufficient to satisfy such claim or amount outstanding shall be withheld by Purchaser from such distribution until such time as such claim has a Final Determination or such amount outstanding has been satisfied.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Expenses. Except as provided herein, each Party shall bear its own fees and expenses with respect to this Agreement and the Transactions; including for the Company, all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts, or other professionals engaged by or on behalf of the Company, all transaction bonuses, retention payments, change of control payments, and other similar amounts payable to any employee.

Section 11.2 Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed by the Company and Purchaser.

Section 11.3 Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided that no undeliverable message is received by the sender, or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, or email address of such Party set forth below and marked to the attention of the designated individual:

(i)	If to Purchaser (and following the Closing), the Company, to:

Ross Berner

Attention: Ross Berner and Mark McKinney

Email:

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Eddie Best and Esther Chang

Email: ebest@mayerbrown.com and echang@mayerbrown.com

(ii)	If to the Shareholders, the Shareholders Representative (and prior to Closing, the Company), to:

Proficient Auto Transport, Inc.

10057 103rd Street

Jacksonville, Florida 32210

Attention: Randy Beggs and John Drilling

Email:

with a copy (which shall not constitute notice) to:

BOCF, LLC, as the Shareholders Representative

707 Azeele Street

Tampa, Florida 33606

Attention: Steve Lux

Email: steve@topmarkpartners.com

and, with a copy (which shall not constitute notice) to:

Hill Ward Henderson

101 E. Kennedy Boulevard, Suite 3700

Tampa, Florida 33602

Attention: Dave Felman and Eric Hall

Email: dave.felman@hwhlaw.com and eric.hall@hwhlaw.com

or to such other individual or address, or email address as a Party may designate for itself by notice given in accordance with this Section 11.3.

Section 11.4 The Shareholders Representative. Subject to this Section 11.4, BOCF, LLC will act as the “Shareholders Representative” under this Agreement. The Shareholders Representative has the full power and authority on behalf of the Shareholders to take any and all actions and make any and all determinations in respect of this Agreement and the Transactions. Without limiting the generality of the foregoing, the Shareholders Representative is authorized to (a) negotiate, execute, and deliver all amendments, modifications, and waivers to this Agreement or any other agreement, document, or instrument contemplated by this Agreement, (b) endorse and deliver any certificates or instruments representing any Shareholder’s Shares and execute such further instruments of assignment as Purchaser shall reasonably request and (c) take all actions on behalf of the Shareholders in connection with any claims or disputes with respect to this Agreement or the Transactions (other than any claims against a Shareholder), to initiate, prosecute, defend, and/or settle such claims and disputes. All decisions and actions by the Shareholders Representative (to the extent authorized by this Agreement) will be binding upon all the Shareholders, and no Shareholder will have the right to object, dissent, protest, or otherwise contest the same. The Shareholders Representative is entitled to engage counsel and other advisors, and the reasonable fees and expenses of such counsel and advisors may be paid from the Expense Fund. The Shareholders Representative shall not be liable to the Shareholders for any action taken by it pursuant to this Agreement, and the Shareholders shall indemnify and hold the Shareholders Representative harmless from any Losses arising out of its serving as the Shareholders Representative hereunder, including legal fees and other expenses that the Shareholders Representative incurs in the course of its services, except in each case if and to the extent the Shareholders Representative has engaged in bad faith or willful misconduct as finally determined by a court of competent jurisdiction. The Shareholders Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Shareholders hereunder solely on account of serving as the Shareholders Representative, and Purchaser and the Company and its Subsidiary agree that they will not look to the underlying assets of the Shareholders Representative for the satisfaction of any obligations of the Company and its Subsidiary or the Shareholders. Any Person serving as the Shareholders Representative hereunder may resign as the Shareholders Representative upon at least ten (10) days prior written notice to the Shareholders and Purchaser. The Shareholders (by a written consent executed by a majority of the Shareholders, based on the number of voting Equity Interests owned by them immediately prior to the Closing) may remove the Shareholders Representative, and in such event shall appoint, and may remove, a replacement Person or Persons to serve as the Shareholders Representative hereunder, who will be considered a “Shareholders Representative” for all purposes of this Agreement. All rights of a Shareholders Representative to indemnification hereunder shall survive such Shareholders Representative’s death, resignation, or removal. The Shareholders shall reimburse, to the extent of their Pro-Rata Percentages, the out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Shareholders Representative in performing all of his duties and obligations under this Agreement to the extent not covered through disbursement from the Expense Fund. A decision, act, consent or instruction of the Shareholders Representative will constitute a decision of all the Shareholders and will be final, binding and conclusive upon each such Shareholder, and Purchaser (and the Company and its Subsidiary following the Closing) may conclusively, and without independent investigation or inquiry, rely upon any such decision, act, consent or instruction of the Shareholders Representative as being a decision, act, consent or instruction of each such Shareholder, and none of Purchaser (or the Company and its Subsidiary following the Closing) or any of its Representatives shall have any liability or obligation to any Person in respect thereof, including with respect to the Pro-Rata Percentage. The Shareholders Representative shall use reasonable efforts to keep the Shareholders reasonably informed with respect to actions of the Shareholders Representative. The Shareholders Representative will maintain the Expense Fund separate from its corporate funds and will not voluntarily make these funds available to creditors in the event of bankruptcy. As soon as practicable following the completion of the Shareholders Representative’s responsibilities and at any time promptly following a request by a Shareholder, the Shareholders Representative will deliver to the Shareholders account balance information about the Expense Fund and a reconciliation of any amounts disbursed from the Expense Fund. For Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Shareholders at the time of Closing.

Section 11.5 Waivers. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement shall be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights shall be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement shall be effective unless it is in writing and signed by such Party.

Section 11.6 Assignment. No Party may, by operation of law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written Consent of the other Party, except that Purchaser may, without the Consent of the Company, assign any of its rights under this Agreement to any Affiliate of Purchaser, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement.

Section 11.7 No Third Party Beneficiaries. Except as provided in Section 6.9 (with respect to the D&O Indemnitees) and ARTICLE X (with respect to Indemnified Persons), nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.8 Further Assurances. On and after the Closing Date, upon the request of any Party, the other Party shall execute and deliver such assignments and other instruments as may be reasonably requested by the requesting Party in order to evidence and effectuate the Transactions.

Section 11.9 Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement shall remain in full force and effect and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

Section 11.10 Entire Agreement. This Agreement (including the Schedules), the Related Agreements, and the Confidentiality Agreement contain the entire agreement between the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, between the Parties relating to the subject matter of this Agreement, the Related Agreements, and the Confidentiality Agreement.

Section 11.11 No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party shall not apply in interpreting this Agreement.

Section 11.12 Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.

Section 11.13 Jurisdiction, Service, and Venue. Each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (and only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the Transactions; (b) to commence any Proceeding arising out of or relating to this Agreement or the Transactions only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 11.3 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the Transactions in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

Section 11.14 WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

Section 11.15 Equitable Relief. Each Party acknowledges that (a) money damages would be an insufficient remedy for any actual or threatened breach of this Agreement by such Party (including any breach or threatened breach of the covenants contained in Section 7.4), (b) any such breach would cause the other Party irreparable harm, and (c) in addition to any other remedies available at law or in equity, the other Party will be entitled to equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by such Party (including any breach or threatened breach of the covenants contained in Section 7.4). No Party shall contest the appropriateness of any injunction or specific performance as a remedy for a breach or threatened breach of this Agreement.

Section 11.16 No Waiver of Privilege; Protection from Disclosure or Use. Nothing in this Agreement shall be deemed to be a waiver of any attorney-client privilege, work product protection, or other protection from disclosure or use. The Parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the Transactions could result in the inadvertent disclosure of such information. The Parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use shall not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, and further agree to use reasonable efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions, or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions, or notes.

Section 11.17 Attorney-Client Privilege and Conflict Waiver. Hill, Ward & Henderson, P.A. (the “Law Firm”) has represented the Company and its Subsidiary in connection with this Agreement and the Transactions (the “Transaction Engagement”) and in connection with the Transaction Engagement, not as counsel for any other Person, including Purchaser. The Parties agree that Purchaser shall not, and shall not cause the Shareholders or any member of the Company and its Subsidiary to, seek to have the Law Firm disqualified from representing the Shareholders in connection with any dispute that may arise between any Shareholders, on the one hand, and Purchaser, the Company and its Subsidiary or their respective Affiliates, on the other hand, in connection with this Agreement or the Transactions. Further, notwithstanding that the Company and its Subsidiary is or was a client of the Law Firm, upon and after the Closing, all communications between any member of the Company and its Subsidiary and the Law Firm in the course of the Transaction Engagement shall be deemed to be attorney-client confidences that belong solely to the Shareholders and not the Company and its Subsidiary or Purchaser; provided, however, that the Shareholders and the Shareholders Representative shall use commercially reasonable efforts to prevent disclosure of such communications, including, but not limited to, attorney-client privileges and work product protections, associated with or arising from any such communications. Purchaser shall not have access to any such communications, or to the files of the Law Firm relating to the Transaction Engagement; provided, however, that the foregoing shall not prohibit Purchaser from seeking proper discovery of such documents. Without limiting the generality of the foregoing, notwithstanding that the Company and its Subsidiary was a client, in the Transaction Engagement or otherwise, upon and after the Closing: (a) subject to the confidentiality obligations of the Shareholders under Section 7.3, the Shareholders Representative (or any Shareholder) shall have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between a member of the Company and its Subsidiary and the Law Firm that occurred prior to the Closing in connection with the Transaction Engagement, (b) to the extent that files of the Law Firm in respect of the Transaction Engagement constitute property of the client, only the Shareholders shall hold such property rights, and (c) the Law Firm shall have no duty whatsoever to reveal or disclose any attorney-client communications or files arising out of or relating to the Transaction Engagement to the Company and its Subsidiary, Purchaser or any of their respective Affiliates by reason of any attorney-client relationship between the Law Firm and the Company and its Subsidiary or otherwise. If the Shareholders so desire, and without the need for any consent or waiver by the Company and its Subsidiary or Purchaser, the Law Firm shall be permitted to represent such Shareholders after the Closing in connection with any matter, including anything related to the Transactions. Without limiting the generality of the foregoing sentence, after the Closing, the Law Firm shall be permitted to represent the Shareholders, any of their respective affiliates, Family, or representatives, or any one or more of them, in connection with any negotiation, transaction, or dispute (“dispute” includes litigation, arbitration, or other adversarial proceedings) with Purchaser, the Company and its Subsidiary, or any of their respective Affiliates under or relating to this Agreement and the Transactions, such as claims for indemnification and disputes involving other agreements entered into in connection with this Agreement and the Transactions. Upon and after the Closing, the Company and its Subsidiary shall cease to have any attorney-client relationship with the Law Firm, unless the Law Firm is specifically engaged in writing following the Closing by an authorized representative of the Company and its Subsidiary to represent it and either such engagement involves no conflict of interest with respect to the Shareholders or the Shareholders consent in writing at the time to such engagement. Any such representation by the Law Firm after the Closing will not affect the provisions of this Section 11.17. For example, and not by way of limitation, even if the Law Firm is engaged by an authorized representative of the Company and its Subsidiary after the Closing, the Law Firm shall be permitted to simultaneously represent the Shareholders in any matter, including any disagreement or dispute relating thereto. Each of the Parties consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by the Law Firm of one Party in a dispute against another Party.

Section 11.18 Counterparts. This Agreement may be executed in counterparts (including using any electronic signatures), and such counterparts may be delivered in electronic format, including by email or other transmission method.

Section 11.19 Other Definitional Provisions and Interpretation; Schedules. The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Any document, list, or other item shall be deemed to have been “provided” to Purchaser for all purposes of this Agreement if a correct copy of such document, list, or other item was posted in the Data Room at least two (2) Business Days prior to the date of this Agreement. Any information disclosed in any Schedule shall be deemed to be disclosed for purposes of any other Schedule to which such disclosure is relevant, but only to the extent that it is readily apparent from the face of such disclosure that such disclosure is relevant to such other Schedule.

Section 11.20 Non-Recourse. This Agreement may only be enforced against, and any claim or Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities or Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Purchaser:

PROFICIENT AUTO LOGISTICS, INC.

By:	/s/ Ross Berner
Name:	Ross Berner
Title:	President

[Signature Page to Proficient Contribution Agreement]

Company:

PROFICIENT AUTO TRANSPORT, INC.

By:	/s/ Randy Beggs
Name:	Randy Beggs
Title:	President and CEO

Shareholders Representative:

BOCF, LLC

By:	/s/ Steven F. Lux
Name:	Steven F. Lux
Title:	Managing Partner

Shareholders:

BOCF, LLC

By:	/s/ Steven F. Lux
Name:	Steven F. Lux
Title:	Managing Partner

T&M Private Equity, LP

By:	T&M Venserv, LLC, its General Partner

By:	/s/ Stuart W. Murff
Name:	Stuart W. Murff
Title:	Manager

/s/ Joanne B. Hardcastle
Joanne B. Hardcastle

/s/ Patrick M. Hardcastle
Patrick M. Hardcastle

/s/ Kirk Williams
Kirk Williams

/s/ Terry Jay Ray
Terry Jay Ray

/s/ Robert Hinton
Robert Hinton

[Signature Page to Proficient Contribution Agreement]

ANNEX I

DEFINITIONS

Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“280G Stockholder Approval” has the meaning set forth in Section 6.15.

“Accounts Payable” means all accounts payable, trade payables, and other similar payables, and any accrued and unpaid penalties, fees, or other amounts owing related to any of the foregoing. For the avoidance of doubt, Accounts Payable shall not include any Indebtedness.

“Accounts Receivable” means accounts receivable (billed and unbilled), trade receivables, and other similar receivables, and any security, claim, remedy, or other right related to any of the foregoing.

“Actual Fraud” means, with respect to any Shareholder or the Company (pre-Closing), a material and intentional (as opposed to imputed or constructive knowledge or a mere reckless indifference to the truth) fraud by such Shareholder or the Company with respect to the making of the representations and warranties pursuant to ARTICLE III and ARTICLE IV.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by contract, or otherwise.

“Agreement” means this Contribution Agreement, including all Exhibits and Schedules.

“Book-Entry Shares” means shares of a corporation, which, immediately prior to the Closing, are not the represented by stock certificates, but are represented in book-entry form.

“Business” has the meaning set forth in the preliminary statements to this Agreement.

“Business Copyrights” means any and all Copyrights owned or purported to be owned by the Company or held for use by the Business.

“Business Data” has the meaning set forth in Section 3.10(b).

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are authorized or required to be closed for business.

“Business Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company and used in or held for use by the Business.

“Business IT Systems” has the meaning set forth in Section 3.10(a).

“Business Patents” means any and all Patents owned or purported to be owned by the Company and used in or held for use by the Business.

“Business Records” means all customer lists, supplier lists, product price lists, sales records, purchasing materials and records product specifications, advertising or promotional materials and sales literature, engineering data, maintenance schedules, operating and production records (including quality control records and manufacturing procedures), financial and accounting records, research and development files, service and warranty records, and other books and records, in each case, relating to or generated by the Company or used or generated in connection with the Business;

“Business Trademarks” means any and all Trademarks owned or purported to be owned by the Company and used in or held for use by the Business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

“Change of Control Bonuses” means the shares of Purchaser Common Stock to be issued to certain employees of the Company and its Subsidiaries and Affiliates as described on Schedule 6.17 and which shall constitute Transaction Expenses under this Agreement.

“Claim Notice” has the meaning set forth in Section 10.5(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Company as of the opening of business on the Closing Date, calculated in accordance with GAAP consistently applied, excluding the Equipment and Truck Indebtedness incurred after June 30, 2023 and excluding any amounts used to pay Transaction Expenses that reduce the Consideration.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combination Agreements” has the meaning set forth in the preliminary statements to this Agreement.

“Combination Transactions” has the meaning set forth in the preliminary statements to this Agreement.

“Combined Business” has the meaning set forth in the preliminary statements to this Agreement.

“Combined Consideration” has the meaning set forth in the preliminary statements to this Agreement.

“Combining Companies” has the meaning set forth in the preliminary statements to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plan” means (a) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are defined in Sections 3(1) and 3(2), respectively, of ERISA), other than a “multiemployer plan” (as defined in Section 3(37) of ERISA); (b) any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA); or (c) any employment agreement or consulting agreement; in each case, that is maintained or sponsored by the Shareholders, the Company, or their respective ERISA Affiliates, or with respect to which the Shareholders, the Company or their respective ERISA Affiliates is a party, participates, has a commitment to create or has any Liability.

“Company’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, the Company means the actual knowledge of Randy Beggs and John Drilling, in each case after due inquiry, including consulting with appropriate employees responsible for the relevant subject matter.

“Competing Transaction” has the meaning set forth in Section 6.8.

“Confidentiality Agreement” means the Confidentiality Agreement means the Confidentiality Agreement, dated as of January 11, 2023, between Purchaser and Fidus Partners, LLC.

“Consent” means a consent, authorization, waiver or approval of, or a filing, notification, or registration with, a Person.

“Consideration” has the meaning set forth in Section 2.1.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, indenture, mortgage, note, bond, guaranty, or other arrangement, whether written or oral.

“Contributed Equity Interests” has the meaning set forth in the preliminary statements to this Agreement.

“Copyrights” means copyrights and works of authorship (and any applications for registration of the same).

“D&O Indemnitees” has the meaning set forth in Section 6.9(b).

“Data Room” means the virtual data room, having the name “Project Jaguar,” established by the Underwriters in connection with the Transactions.

“Deductible” has the meaning set forth in Section 10.4(a).

“Distribution Schedule” has the meaning set forth in Section 1.4(a).

“Dollars” or numbers preceded by the symbol “$” mean amounts in United States Dollars.

“Effective Time” means the close of business on the Closing Date.

“Employees” means those individuals employed by the Company.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environmental Law” means any applicable Laws (including common law) concerning the protection of human health or the environment (including air, surface water, groundwater, sediment, land, surface or subsurface strata, and natural resources), including Laws (a) imposing Liability in connection with cleanup, investigation or remediation relative to any Release or threatened Release, (b) relating to exposure to Hazardous Substances and protection of worker health and safety, and (c) otherwise relating to the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, transport, or handling of Hazardous Substances.

“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.

“Equipment” means all leasehold improvements, machinery, equipment, spare parts, furniture, fixtures, office equipment, supplies, maintenance equipment and supplies, materials, and other items of tangible personal property of any type or kind used, held for use or useful in the conduct of the Business, (but not including any inventory or Trucks and Business IT Systems).

“Equipment and Truck Indebtedness” means Indebtedness (a) incurred, guaranteed or cross-collateralized by the Company pursuant to any Equipment Lease or any Truck Lease, and (b) incurred pursuant to owner operator deposits on Trucks received by the Company.

“Equipment Lease” means a Contract for the lease of Equipment or for the purchase of Equipment under a conditional sales or title retention agreement.

“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests, or other equity interests of an entity, as applicable, and (b) any options, warrants, or other securities exercisable for or convertible into any of the securities described in clause (a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade, or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414 of the Code.

“Escrow Agent” means the Escrow Agent as defined in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into, by and among Purchaser, the Shareholders Representative and Escrow Agent.

“Escrow Shares” means if the IPO Share Price is (i)(A) equal to or less than $15.00 per share but equal to or greater than $14.00 per share, or (B) greater than $15.00 per share but equal to or less than $16.00 per share, then in such case, an amount of shares of Purchaser Common Stock equal to the quotient of dividing $1,750,000 by the IPO Share Price, (ii) less than $14.00 per share, then 125,000 shares of Purchaser Common Stock (which assumes an IPO Share Price of $14.00 per share), and (iii) greater than $16.00 per share, then 109,375 shares of Purchaser Common Stock (which assumes an IPO Share Price of $16.00 per share).

“Expense Fund” has the meaning set forth in the Stock Purchase Agreement.

“Fair Market Value” means (i) if publicly traded, the closing price of the Purchaser Common Stock for the Business Day immediately preceding the date an indemnification claim is paid by Shareholders under and pursuant to ARTICLE X; and (ii) if not publicly traded, the fair market value of the Purchaser Common Stock as of such date (based on what a willing and informed buyer would pay a willing and informed seller, and without minority or lack of marketability discount) as reasonably determined by the Board of Directors of Purchaser and consented to by the Shareholders Representative, such Shareholders Representative consent not to be unreasonably withheld, conditioned or delayed.

“Family” means, with respect to any natural person, any spouse and former spouses, descendants (whether natural or adopted), ancestors, siblings, aunts or uncles of such individual, or any custodian of a custodianship for and on behalf of any of the foregoing.

“Final Determination” has the meaning set forth in Section 10.5(b).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization), Section 3.2 (Authorization), Section 3.4 (Capitalization), Section 3.24 (Brokers), Section 4.1 (Capacity, Execution and Delivery; Valid and Binding Agreement), Section 4.3 (Ownership of Contributed Equity Interests), Section 4.5 (Brokers), Section 5.1 (Organization), Section 5.2 (Capitalization) and Section 5.5 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, local, foreign, or supra-national government or other political subdivision thereof or any entity, body, authority, agency, commission, court, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, taxing or administrative law functions, including quasi-governmental entities established to perform such functions.

“Hazardous Substance” means any material, chemical, substance, pollutant, contaminant or waste that is regulated or subject to standards of conduct, or that may give rise to Liability, under any Environmental Law.

“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148, 124 Stat. 119), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder, as may be amended from time to time.

“Inbound IP License” has the meaning set forth in Section 3.9(b).

“Incentive Plan” means the Proficient Auto Transport, Inc. Incentive Plan and all awards thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, loans, or advances, (b) all indebtedness for the deferred purchase price of properties, assets, or services (including all earn-out obligations), (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, (e) all obligations under leases that have been or should be, in accordance with GAAP recorded as capital leases, (f) all reimbursement, payment, or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit, or similar facility, (g) all obligations under surety bonds and performance bonds, (h) all obligations under any interest rate, currency, or other derivative, hedging, swap, or similar instrument, and (i) all Liabilities of any other Person described above that such Person has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation. The amount of such Person’s Indebtedness shall include the aggregate principal amount thereof, all accrued and unpaid interest thereon, and any premiums or penalties, including any prepayment penalties, relating thereto.

“Indemnified Person” means the Person or Persons entitled to indemnification under ARTICLE X.

“Indemnified Taxes” means (a) all Taxes of the Shareholders and (b) any Taxes of the Company for any Pre-Closing Tax Period other than Taxes that solely relate to a Tax Return prepared and filed by Purchaser or caused to be prepared and filed by Purchaser in accordance with Section 7.1(a).

“Indemnifying Person” means the Person or Persons obligated to provide indemnification under ARTICLE X.

“Initial Founders” means Mark McKinney and Ross Berner.

“Insurance Policies” has the meaning set forth in Section 3.23.

“Intellectual Property” means intellectual property in all forms arising under the Laws of any jurisdiction, including, but not limited to, all (a) Patents, (b) Trademarks, (c) Copyrights, (d) Know-How, and (e) Software.

“Interim Balance Sheet” has the meaning set forth in Section 6.18.

“IPO” has the meaning set forth in the preliminary statements to this Agreement.

“IPO Share Price” means the price to the public reflected in the prospectus of Purchaser relating to the IPO that was declared effective with the SEC pursuant to Rule 424(b) under the Securities Act.

“IRS” means the United States Internal Revenue Service.

“Know-How” means trade secrets, inventions, (whether or not patentable), discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, databases, and data collections.

“Law” means any law, statute, regulation, ordinance, rule, code, requirement, or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Authority.

“Law Firm” has the meaning set forth in Section 11.17.

“Leased Real Property” has the meaning set forth in Section 3.8(b).

“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order.

“Lien” means any lien, mortgage, pledge, security interest, imperfection of title, encroachment, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim, or other encumbrance.

“Lock-Up Agreements” means the lock-up agreements entered into by and between Purchaser and the Shareholders as of the date hereof.

“Look-Back Period” means the three (3) year period ending on the date of this Agreement.

“Losses” means any and all losses, claims, damages, costs, expenses (including reasonable attorneys’, consultants’, experts’, and other professional advisors’ fees and expenses), penalties, judgment amounts, interest, amounts paid in settlement, Taxes, and other charges, in each case, whether or not arising out of a Third Party Claim, but excluding any punitive damages, except to the extent such punitive damages are paid to a third party in connection with a Third Party Claim.

“Material Adverse Effect” means any event, change, or occurrence that, individually or in the aggregate with any other events, changes, or occurrences, has or would reasonably be expected to have a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Company (on a short-term or long-term basis), taken as a whole, excluding any event, change, or occurrence resulting from: (a) effects generally affecting the industries or segments thereof in which the Company operates; (b) general business, economic, or political conditions (or changes therein); (c) any outbreak or escalation of hostilities or declared or undeclared acts of war, sabotage, terrorist attack, or any other act of terrorism; (d) acts of God, national or international political or social conditions, or any pandemic (excluding COVID-19 unless attributable to a worsening thereof following the date of this Agreement), including a hurricane, flood, tornado, earthquake or other natural disaster; (e) any change resulting from any action by the Company or the Shareholders expressly required by this Agreement or the other agreements, instruments and documents of the Company or the Shareholders contemplated hereby; (f) any actions taken, or failures to take action, or such other changes or events, in each case, to which Purchaser has consented in writing; (g) any failure by the Company to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred or could occur); (h) changes in Law or interpretation thereof or GAAP or interpretation thereof; (i) any matter disclosed in the disclosure schedules of the Company, or (j) events attributable to the announcement of the execution of this Agreement or any Related Agreement, the announcement of the Transactions, or the consummation of the Transactions; provided, however, that any event, change, or occurrence resulting from the matters referred to in clauses (a), (b), (c), (d), and (h) above shall be excluded only to the extent such matters do not disproportionately impact the Company as compared to other Persons operating in same industry.

“Material Contracts” has the meaning set forth in Section 3.11.

“Material Customer” has the meaning set forth in Section 3.21(a).

“Material Supplier” has the meaning set forth in Section 3.21(a).

“Maximum Annual Premium” has the meaning set forth in Section 6.9(d).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Order” means any order, judgment, decree, injunction, stipulation, settlement, or consent order of or with any Governmental Authority.

“Ordinary Course of Business” means with respect to any action taken by a Person, an action taken by such Person in the ordinary course of business, consistent with past practice.

“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, or other governing documents of an entity, as applicable, in each case as amended.

“Outbound IP License” has the meaning set forth in Section 3.9(b).

“Outside Date” has the meaning set forth in Section 9.1(b).

“Owned Real Property” has the meaning set forth in Section 3.8(a).

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Patents” means patents and pending patent applications, including provisionals, continuations, divisionals, continuations-in-part, reissues, or reexaminations thereof.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCAOB Audited Financials” means the audited consolidated balance sheet of the Company as of December 31, 2022 and December 31, 2021, and the related audited consolidated statements of income and cash flows of the Company such years, each audited in accordance with the auditing standards of the PCAOB.

“Permit” means any permit, license, approval, or other authorization required to be obtained by any Governmental Authority.

“Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings and, in each case, for which an appropriate reserve has been established in accordance with GAAP; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’, or similar Liens arising in the Ordinary Course of Business or by operation of law with respect to obligations that are not yet due and payable; (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Liens of record that, individually or in the aggregate, do not materially impair the use or occupancy of the real property affected thereby; (d) statutory or contractual liens of landlords; (e) all other Liens on tangible personal property that, individually or in the aggregate, do not materially impair the value of the property subject to such Liens or the use of such property in the Business; and (f) with respect to the Shares, restrictions on transfer imposed under applicable securities Laws.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority, or other legal entity.

“Phantom Stock Agreement” means the Phantom Stock Agreement, dated June 8, 2018, by and between a former employee of the Company and the Company.

“PPP Loan” has the meaning set forth in Section 3.16(n).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such taxable period that begins before and ends on the Closing Date.

“Pro-Rata Percentage” means, for each Shareholder, such Shareholders pro-rata share of the Consideration paid to all the Shareholders, as set forth next to such Shareholder’s name on the Distribution Schedule.

“Proceeding” means an action, suit, arbitration, proceeding, audit, hearing, examination, investigation, or other litigation (whether civil, criminal, administrative, investigative, or informal) by or before any Governmental Authority.

“Proceeds” has the meaning set forth in Section 6.16.

“PROFleet” has the meaning set forth in Section 3.4(a).

“Purchase Transaction” means the transactions contemplated under the Stock Purchase Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Common Stock” has the meaning set forth in the preliminary statements to this Agreement.

“Purchaser Indemnified Party” has the meaning set forth in Section 10.2.

“Purchaser’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, Purchaser means the actual knowledge of Ross Berner or Mark McKinney, in each case after due inquiry, including consulting with appropriate employees responsible for the relevant subject matter.

“Real Property Lease” has the meaning set forth in Section 3.8(b).

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached as Exhibit A.

“Registration Statement” has the meaning set forth in the preliminary statements to this Agreement.

“Related Agreement” means any Contract that is to be entered into pursuant to this Agreement on or prior to the Closing Date, including the Lock-Up Agreements, the Underwriters’ lock-up agreements, the Escrow Agreement, the Registration Rights Agreement and such other deliverables, certificates and documents as otherwise required by this Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements,” or other similar expression.

“Related Party Transactions” has the meaning set forth in Section 3.22(a).

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, disposing, injection, deposit or discharge of any Hazardous Substance in, onto or through the environment.

“Releasor” has the meaning set forth in Section 7.5.

“Remedial Action” means any action under any Environmental Law to (a) investigate, clean up, remediate, remove, respond to, treat or in any other way address a Release, or a threat of Release, into the environment, including the performance of required studies, investigations, restoration or monitoring or (b) assess or restore the environment or natural resources.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives, insurance providers, and advisors.

“SEC” has the meaning set forth in the preliminary statements to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” and “Shares” has the meaning set forth in the preliminary statements to this Agreement.

“Share Conversion Price” has the meaning set forth in Section 2.1.

“Shareholder” and “Shareholders” has the meaning set forth in the preamble to this Agreement.

“Shareholder Indemnified Party” has the meaning set forth in Section 10.3.

“Shareholder’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, a Shareholder means the actual knowledge of such applicable Shareholder.

“Shareholders Representative” means the individual designated as the “Shareholders Representative” for the purposes of Section 11.4, determined at the time of reference.

“Software” means: (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code, or human readable or other form, including firmware, operating systems, and specifications; (b) database software that is accessed using computer programs; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons; and (d) documentation, including programmer notes, user manuals, and training materials, relating to such computer programs.

“Specified Courts” has the meaning set forth in Section 11.13.

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of the date hereof, among the parties named therein, as may be amended from time to time pursuant to the terms therein.

“Straddle Period” means a taxable period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation, limited liability company, joint venture, trust, or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least a majority of the board of directors, board of managers, or other governing body of such corporation, limited liability company, joint venture, trust, or other legal entity is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof or (ii) any partnership of which such Person or another Subsidiary of such Person is the general partner.

“Survival Date” has the meaning set forth in Section 10.1(a).

“Tax” or “Taxes” means all taxes and similar charges, fees, duties, levies, or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, registration, recording, fuel, profit, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment, social security, premium, escheat, unclaimed property, digital services, alternative or add-on minimum, estimated, environmental or other taxes and similar charges, fees, duties, levies, or other assessments) that are imposed by any Governmental Authority, in each case including any interest, penalties, or additions to tax attributable thereto (or attributable to the nonpayment thereof).

“Tax Return(s)” means any report, return, document or other information or filing required to be supplied to a Governmental Authority or other Person in connection with any Taxes.

“Third Party Claim” has the meaning set forth in Section 10.6(a).

“Third-Party Litigation” has the meaning set forth in Section 6.16.

“Trademarks” means trademarks, service marks, trade names, service names, trade dress, Internet domain names, and social media accounts and handles, together with the goodwill exclusively associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Transaction Engagement” has the meaning set forth in Section 11.17.

“Transaction Expenses” means (a) all fees and expenses incurred or payable by the Company in connection with this Agreement and the Transactions, including all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts or other professionals engaged by or on behalf of the Company in connection with this Agreement and the Transactions, and (b) payments under the Phantom Stock Agreement(s), the Incentive Plan, and all other transaction bonuses, success bonuses, retention payments, change-of-control payments, severance based on employment termination (but excluding payments required in connection with an Employee’s termination by or at the express written request of Purchaser on or after Closing), and other amounts payable to any Employee in connection with this Agreement and the Transactions (including all Change of Control Bonuses, which for tax and accounting purposes will be deemed paid by the Company to the applicable employee recipients immediately prior to the Closing), including the employer portion of any related payroll taxes, in the case of each of clauses (a) and (b), to the extent not paid prior to the Closing; provided, however, that Transaction Expenses shall not mean or include the transaction expenses accounted for in the Stock Purchase Agreement.

“Transactions” has the meaning set forth in the preliminary statements to this Agreement.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions.

“Truck Lease” means a Contract for the lease of a Truck or for the purchase of a Truck under a conditional sales or title retention agreement.

“Trucks” means automobiles, trucks, trailers, tractors and other vehicles and transportation equipment used, held for use or useful in the conduct of the Business.

“Underwriters” means William Blair & Company L.L.C., Stifel, Nicolaus & Company and Raymond James & Associates, Inc.

“Waived Section 280G Payments” has the meaning set forth in Section 6.15.

Schedule A

Shareholders

(see attached)

EXHIBIT A

Form of Registration Rights Agreement

(see attached)